      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 1996


                                            REGISTRATION STATEMENT NO. 333-03770
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)

          CALIFORNIA                         3845                  77-0223740
   (State of incorporation)      (Primary Standard Industrial   (I.R.S. Employer
                                 Classification Code Number)     Identification
                                                                    Number)

                                1049 KIEL COURT
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 747-0120
          (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                           --------------------------

                         DOUGLAS MURPHY-CHUTORIAN, M.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                      ECLIPSE SURGICAL TECHNOLOGIES, INC.
                                1049 KIEL COURT
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 747-0120
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

        JEFFREY D. SAPER, Esq.                 RODRIGO A. GUERRA JR., Esq.
        HOWARD S. ZEPRUN, Esq.             SKADDEN, ARPS, SLATE, MEAGHER & FLOM
        JENNIFER L. TSAY, Esq.                   Four Embarcadero Center
   WILSON SONSINI GOODRICH & ROSATI          San Francisco, California 94111
       Professional Corporation                       (415) 984-6400
          650 Page Mill Road
     Palo Alto, California 94304
            (415) 493-9300

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.

                             CROSS-REFERENCE SHEET
         SHOWING LOCATION IN THE PROSPECTUS OF INFORMATION REQUIRED BY
                          ITEMS IN PART I OF FORM S-1

FORM S-1 REGISTRATION STATEMENT ITEM AND HEADING                                 LOCATION IN PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front and Outside Back Cover Pages
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors; The Company
       4.  Use of Proceeds......................................  Prospectus Summary; Use of Proceeds
       5.  Determination of Offering Price......................  Outside Front Cover Page; Underwriting
       6.  Dilution.............................................  Dilution
       7.  Selling Security Holders.............................  Not Applicable
       8.  Plan of Distribution.................................  Outside and Inside Front Cover Pages; Underwriting
       9.  Description of Securities to be Registered...........  Outside Front Cover Page; Prospectus Summary;
                                                                   Capitalization; Description of Capital Stock; Shares
                                                                   Eligible for Future Sale
      10.  Interest of Named Experts and Counsel................  Legal Matters
      11.  Information with Respect to the Registrant...........  Outside Front and Inside Front Cover Pages;
                                                                   Prospectus Summary; Risk Factors; Use of Proceeds;
                                                                   Dividend Policy; Capitalization; Dilution; Selected
                                                                   Financial Data; Management's Discussion and Analysis
                                                                   of Financial Condition and Results of Operations;
                                                                   Business; Management; Certain Transactions;
                                                                   Principal Shareholders; Description of Capital
                                                                   Stock; Shares Eligible for Future Sale; Legal
                                                                   Matters; Experts; Additional Information; Financial
                                                                   Statements
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED MAY 30, 1996


                                4,000,000 SHARES

  [LOGO]
                      ECLIPSE SURGICAL TECHNOLOGIES, INC.
                                  COMMON STOCK
                                ----------------


    All of the shares of Common Stock offered hereby are being sold by Eclipse Surgical Tech-nologies, Inc. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share of Common Stock will be $16.00. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made for listing of the Common Stock on The Nasdaq Stock Market's National Market under the symbol ESTI.


    THESE  SECURITIES INVOLVE A HIGH DEGREE OF  RISK. SEE "RISK FACTORS" AT PAGE
6.
                               -----------------

THESE   SECURITIES   HAVE   NOT   BEEN   APPROVED   OR   DISAPPROVED   BY    THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
             OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                                                          UNDERWRITING
                                        PRICE TO          DISCOUNTS AND       PROCEEDS TO
                                         PUBLIC          COMMISSIONS(1)       COMPANY(2)
 Per Share......................           $                    $                  $
 Total..........................           $                    $                  $
 Total Assuming Full Exercise of
 Over-Allotment Option (3)......           $                    $                  $

(1) See "Underwriting."

(2) Before deducting expenses estimated at $1,100,000, which are payable by the Company.

(3) Assuming exercise in full of the 30-day option granted by the Company to the Underwriters to purchase up to 600,000 additional shares, on the same terms, solely to cover over-allotments. See "Underwriting."
                              -------------------

    The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York City on or about , 1996.
                              -------------------

PAINEWEBBER INCORPORATED

                            DEUTSCHE MORGAN GRENFELL

                                                       JEFFERIES & COMPANY, INC.

                                  ------------

                   THE DATE OF THIS PROSPECTUS IS      , 1996

    THE COMPANY MUST OBTAIN PRE-MARKET APPROVAL FROM THE U.S. FOOD AND DRUG ADMINISTRATION BEFORE THE COMPANY WILL BE ABLE TO OFFER ITS PRODUCTS FOR TMR ON A COMMERCIAL BASIS IN THE U.S. THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL OBTAIN SUCH APPROVAL OR WHEN SUCH APPROVAL MAY BE OBTAINED. SEE "RISK FACTORS -- NO ASSURANCE OF FDA OR OTHER REQUIRED GOVERNMENTAL APPROVALS."

                                                                                  TMR is an
                                                                                  investigational surgical
                                                                                  procedure performed on
                                                                                  the beating heart of
                                                                                  patients with
                                                                                  debilitating angina in
                                                                                  order to improve the
                                                                                  blood supply to the
                                                                                  myocardium, or heart
                      [PHOTOGRAPH OF OPERATING ROOM SCENE]                        muscle.


                                                                                    [Map of U.S. with TMR sites labelled]

                                                                          Eclipse TMR lasers are installed in major hospital
                                                                          centers in the U.S. The Company believes it has installed
                                                                          TMR laser systems in more hospitals in the U.S. than any
                                                                          other TMR provider.


    The Company intends to furnish to its shareholders annual reports containing audited financial statements, quarterly reports containing unaudited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                              -------------------

          This Prospectus contains certain trademarks of the Company.

                               PROSPECTUS SUMMARY

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS DISCUSSED IN THIS PROSPECTUS,
INCLUDING THOSE SET FORTH IN "RISK FACTORS." PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FACTORS DISCUSSED IN "RISK FACTORS." THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL SHARE AND PER SHARE DATA AND INFORMATION IN THIS PROSPECTUS RELATING TO THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING (I) GIVE EFFECT TO A THREE-FOR-ONE SPLIT OF THE COMMON STOCK TO BE EFFECTED PRIOR TO THE CLOSING OF THE OFFERING, (II) GIVE EFFECT TO AMENDMENTS TO THE COMPANY'S STOCK OPTION PLAN AND DIRECTOR STOCK OPTION PLAN AND ADOPTION OF AN EMPLOYEE STOCK PURCHASE PLAN PRIOR TO THE CLOSING OF THE OFFERING, AND (III) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION TO PURCHASE UP TO 600,000 ADDITIONAL SHARES OF COMMON STOCK.

                                  THE COMPANY


    Eclipse Surgical Technologies, Inc. (the "Company") designs, develops, manufactures and distributes laser-based surgical products and disposable fiber-optic accessories for the treatment of advanced cardiovascular disease through transmyocardial revascularization ("TMR"). TMR is a surgical procedure performed on the beating heart in which a laser device is used to create pathways through the myocardium, or heart muscle, directly into the heart chamber. The pathways are intended to enable improved blood supply to the myocardium from the heart chamber. TMR potentially offers end-stage cardiac patients a means to alleviate their symptoms of angina, or chest pain, and improve their quality of life. The Company currently offers its Eclipse TMR 2000 laser system for sale in limited numbers for investigational use only, pursuant to an Investigational Device Exemption ("IDE") granted by the U.S. Food and Drug Administration ("FDA") in September 1995. From that time through April 30, 1996, the Company has installed its TMR laser systems in 20 hospitals in the U.S. and two hospitals in Europe. The Company believes it has installed TMR laser systems in more hospitals in the U.S. than any other TMR provider.


    According to the American Heart Association (the "AHA"), cardiovascular disease is the leading cause of death and disability in the U.S. Coronary artery disease, the principal form of cardiovascular disease, is characterized by a progressive narrowing of the coronary arteries, which supply oxygenated blood to the heart, potentially resulting in angina and damage to the heart. Typically, the condition worsens over time and often leads to heart attack or death. More than six million Americans experience anginal symptoms, and approximately 500,000 deaths in the U.S. annually are attributable to coronary artery disease.

    The primary therapeutic options for treatment of coronary artery disease are drug therapy, percutaneous transluminal coronary angioplasty ("PTCA" or "balloon angioplasty") including techniques which augment or replace PTCA such as stent placement and atherectomy, and coronary artery bypass graft surgery ("CABG" or "open heart bypass surgery"). The total number of such cardiovascular related surgical procedures performed in the U.S. each year is estimated at 885,000, consisting of approximately 485,000 open heart bypass surgeries and 400,000 PTCA procedures. When these primary therapeutic options are exhausted, the patient is left with no viable surgical alternative other than, in limited cases, heart transplantation. Without a viable surgical alternative, the patient is generally managed with drug therapy, but often with significant lifestyle limitations. TMR offers potential relief to this large class of patients with severe cardiovascular disease.

    The Company's initial clinical study, which commenced in November 1995, is designed to assess the safety and effectiveness of the Company's TMR procedure as compared with drug therapy in patients with severe angina. Phase I of this clinical study was completed in January 1996, and Phase II, the final phase of the clinical trial, commenced in March 1996. In the second quarter of 1996, the Company intends to undertake Phase I of a second FDA approved TMR study designed to assess the safety and effectiveness of TMR used in conjunction with CABG as compared with CABG alone. Through these and other trials, the Company is seeking to expand the indications for TMR.

    The Company's objective is to become the leading supplier in the TMR market by developing multiple surgical platforms and providing a comprehensive suite of high quality TMR products. The Company believes that its compact, flexible fiber-optic based system will enable it to offer effective solutions across the three principal surgical approaches potentially available for TMR, open chest surgery, minimally invasive surgery and percutaneous surgery. The Company is also developing a broad range of disposable fiber-optic based surgical tools designed to operate with the Company's laser base unit and intended to provide physicians with a broad range of options for their individual tactile preferences and solutions for the different geometry of each patient's heart cavity. The Company holds five U.S. patents and related foreign patents relating to surgical treatment with lasers and fiber-optic handpieces, and has applied for or is in the process of applying for additional patents relating to its laser technology, TMR applications and fiber-optic handpieces. While the Company's existing patents are not being utilized with the Company's current TMR protocol, the Company believes such patents may be applicable to minimally invasive and percutaneous approaches.

    The Company must obtain pre-market approval ("PMA") from the FDA before the Company will be able to offer its products for TMR on a commercial basis in the U.S. There can be no assurance that the Company will obtain such approval, or when such approval may be obtained.

    The Company  is  a California  corporation  formed in  1989.  The  Company's
principal   executive  offices  are  located  at  1049  Kiel  Court,  Sunnyvale,
California 94089 and its telephone number at that location is (408) 747-0120.

                                  RISK FACTORS

    The securities offered hereby involve a high degree of risk. The Company's success will depend upon successful completion of clinical trials, which are currently at an early stage; the receipt of FDA and other governmental approvals, which may take considerable time, and may not be granted at all; acceptance of TMR, which is a new surgical procedure, among the medical community; the ability to protect the Company's intellectual property rights; the risk of claims of infringement of third party intellectual property rights; the ability of the Company to manage change and growth in its business, particularly in light of the Company's limited history of TMR operations and history of operating losses; the ability of the Company to succeed in light of significant competition; and other risks. See "Risk Factors."

                                  THE OFFERING

Common Stock Offered by the Company.........  4,000,000 shares (1)
Common Stock Outstanding after the            15,682,396 shares (2)
Offering....................................
Use of Proceeds.............................  For   research   and   development   including
                                              clinical   trials;  expansion   of  sales  and
                                              marketing  resources;  capital   expenditures,
                                              including expansion of manufacturing
                                              facilities; repayment of outstanding
                                              indebtedness   and  overdue  obligations;  and
                                              general corporate  purposes including  working
                                              capital. See "Use of Proceeds."
Proposed Nasdaq National Market Symbol......  ESTI

- ------------------------------
(1) Assumes no exercise of the Underwriters' over-allotment option to purchase up to 600,000 additional shares of Common Stock.

(2) Excludes as of May 15, 1996 (i) 2,662,526 shares of Common Stock issuable upon exercise of outstanding options under the Company's Stock Option Plan, and 1,332,230 additional shares reserved for future issuance under such plan, (ii) 33,000 shares of Common Stock issuable upon exercise of outstanding options under the Company's Director Stock Option Plan and 167,000 additional shares reserved for future issuance under such plan,
    (iii) 250,000 shares of Common Stock reserved for future issuance under the Company's Employee Stock Purchase Plan and (iv) 1,171,638 shares of Common Stock issuable upon exercise of outstanding warrants. See "Management -- Stock Option Plan," "-- Director Stock Option Plan," "-- Employee Stock Purchase Plan" and "Description of Capital Stock -- Warrants."

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                              THREE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                        MARCH 31,
                                                    -----------------------------------------------------  ------------------------
                                                      1991       1992       1993       1994       1995        1995         1996
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Net revenues......................................  $   3,289  $   2,645  $   2,105  $   2,020  $   2,707   $     528    $   1,752
Cost of revenues..................................      1,389      1,108      1,013      1,173      1,642         382          502
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
    Gross profit..................................      1,900      1,537      1,092        847      1,065         146        1,250
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
Operating Expenses:
  Research and development........................        813        920        906        971      1,010         195          517
  Sales and marketing.............................        333        620        794        392        879         191          396
  General and administrative......................        367        546        325      1,031        681         199          211
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
Total operating expenses..........................      1,513      2,086      2,025      2,394      2,570         585        1,124
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
    Operating income (loss).......................        387       (549)      (933)    (1,547)    (1,505)       (439)         126
Interest and other income (expense), net..........        (23)       (19)        (3)      (435)      (921)       (221)         (50)
Provision for income taxes........................         35         --         --         --         --          --           --
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
    Net income (loss).............................  $     329  $    (568) $    (936) $  (1,982) $  (2,426)  $    (660)   $      76
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
    Net income (loss) per share...................  $    0.03  $   (0.05) $   (0.08) $   (0.16) $   (0.19)  $   (0.05)   $    0.01
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
    Shares used in per share calculation..........     10,491     10,537     11,676     12,526     12,765      12,765       14,863
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
    Supplemental net income (loss)(3).............     --         --         --         --      $  (2,298)     --        $     108
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
    Supplemental net income (loss) per share(3)...     --         --         --         --      $   (0.18)     --        $    0.01
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
    Shares used in supplemental per share
     calculation(3)...............................     --         --         --         --         12,884      --           14,987
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------



                                                                                               MARCH 31, 1996
                                                                                          -------------------------
                                                                                           ACTUAL    AS ADJUSTED(1)
                                                                                          ---------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents...............................................................  $   1,277    $   57,738
Working capital.........................................................................        468        59,008
Total assets............................................................................      4,679        61,020
Long-term obligations, less current portion(2)..........................................         23            23
Accumulated deficit.....................................................................     (5,939)       (5,939)
Total shareholders' equity..............................................................        720        59,140


- ------------------------------

(1) As adjusted to give effect to the application of the estimated net proceeds of the Offering, based on an assumed initial public offering price of $16.00 per share. See "Use of Proceeds."


(2) Does not include $1,691 of current portion of long-term obligations which will be paid in full out of the proceeds of the Offering. See "Use of Proceeds."


(3) Supplemental net income, supplemental net income per share and shares used in supplemental per share calculation for 1995 and the three months ended March 31, 1996 were calculated assuming that the indebtedness to be repaid with the net proceeds of the Offering had been repaid at the beginning of each such period using the assumed proceeds from the sale of the minimum number of shares required to retire such indebtedness, at an assumed offering price of $16.00 per share. See "Use of Proceeds."

                                  RISK FACTORS

    THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS DISCUSSED IN THIS PROSPECTUS, INCLUDING THE RISK FACTORS SET FORTH BELOW. PROSPECTIVE PURCHASERS OF THE COMMON STOCK SHOULD CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PRIOR TO INVESTING IN THE COMMON STOCK OFFERED HEREBY.

EARLY STAGE OF CLINICAL TRIALS

    The Company must obtain pre-market approval ("PMA") from the U.S. Food and Drug Administration (the "FDA") before the Company will be able to offer its products for transmyocardial revascularization ("TMR") on a commercial basis in the U.S. A necessary prerequisite for submitting a PMA application is completion of clinical testing to demonstrate the safety and effectiveness of the Company's TMR products.

    The Company is currently at an early stage of clinical testing. The Company has completed Phase I of its initial clinical study and has only recently commenced Phase II, the final phase of such study. Phase II will involve a minimum of 126 patient trials, of which ten trials were performed from commencement of the trials on March 18, 1996 through March 31, 1996. The study, including 12-month patient follow-up reviews, is currently expected to be completed by the latter half of 1997. However, completion of the clinical studies on a timely basis will depend on the Company's ability to establish TMR sites and enroll participating patients. In addition, the clinical studies will require substantial financial and management resources. There can be no assurance that the Company will have the resources necessary to complete such clinical studies. Furthermore, there can be no assurance that the Company's clinical studies will be completed within the currently anticipated time frame or otherwise in a timely manner, nor that such clinical studies will demonstrate the safety and effectiveness of the Company's TMR products to the extent necessary to obtain FDA and other regulatory approvals and establish a commercial market for the Company's products. Moreover, results of the initial clinical testing are not necessarily predictive of results to be achieved in later clinical studies, if undertaken, or commercially, if a PMA is obtained. Failure to complete the Company's clinical studies in a timely manner or to demonstrate the safety and effectiveness of the Company's TMR products could delay or prevent regulatory approval and would materially and adversely affect the Company's business, financial condition and results of operations. See "-- No Assurance of FDA Approval or Other Required Governmental Approvals" and "Business -- Government Regulation."

NO ASSURANCE OF FDA OR OTHER REQUIRED GOVERNMENTAL APPROVALS


    The Company's products are regulated in the U.S. as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act ("FDC Act") and, as such, require FDA approval of a PMA application prior to commercial sale in the U.S. The FDA approves PMA applications for specific indications only and FDA policy prohibits commercial marketing of devices for indications that have not been approved by the FDA. The process of obtaining required regulatory approvals from the FDA and other regulatory authorities is lengthy, expensive and inherently uncertain, generally takes several years or longer to complete, if approval is obtained at all, and requires the submission of extensive clinical data and supporting information to the FDA. There can be no assurance that FDA approval of products developed by the Company will be obtained on a timely basis, if at all. Furthermore, there can be no assurance that FDA approval will be obtained for any or all indications sought by the Company. Failure to obtain FDA approval on a timely basis or for the indications sought by the Company would materially and adversely affect the Company's business, financial condition and results of operations.


    Sales of medical devices outside of the U.S. are subject to foreign regulatory requirements that vary widely by country. In addition, the FDA must approve the export of devices that require a PMA but are not yet approved domestically. The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA approval, and the requirements may differ. Although the Company is seeking regulatory approval to begin marketing of its products outside the U.S., there can be no assurance that such approval will be received on a timely basis, if at all.

    Foreign and domestic regulatory approvals, if granted, may include significant limitations on the indicated uses for which the product may be marketed. In addition, to obtain such approvals, medical device manufacturers must comply with numerous other requirements of the FDA and certain foreign regulatory authorities. For example, the Company will be required to obtain the European Conforming Mark (the "CE Mark") by June 1998 for its products in order to continue to sell its products after such date in European Union countries. Product approvals can be withdrawn for failure to comply with regulatory standards or because of unforeseen problems following initial marketing. The Company will also be required to follow applicable Good Manufacturing Practices ("GMP") regulations of the FDA, which include testing, control and documentation requirements, as well as similar requirements in other countries, including International Standards Organization ("ISO") 9000 standards. Failure to meet these requirements would preclude the Company from marketing its products on a commercial basis, and therefore would materially and adversely affect the Company's business, financial condition and results of operations. See "Business
- -- Government Regulation."

RISKS ASSOCIATED WITH NEW SURGICAL PROCEDURE; NO ASSURANCE OF MARKET ACCEPTANCE

    The Company's ability to successfully commercialize its TMR products will depend upon its ability to achieve acceptance of its TMR systems and procedures among cardiologists, cardiac surgeons and other members of the medical community. The Company believes that it will not achieve such acceptance until such time, if any, as the Company's TMR products can be demonstrated to be safe, efficacious and cost-effective. Even if the clinical safety and effectiveness of the Company's TMR products is established, cardiologists, cardiac surgeons and other members of the medical community may elect not to recommend TMR for any number of other reasons. Broad use of the Company's TMR products will require training of numerous physicians, and the time required to complete such training could adversely affect market acceptance. Moreover, even if TMR becomes generally accepted by the medical community, physicians trained in competitive TMR products may elect not to consider the Company's products, or may elect instead to recommend a competitor's products. Failure of the Company's products to achieve significant market acceptance would materially and adversely affect the Company's business, financial condition and results of operations. See "Business -- Regulatory Status" and " -- Competition."

DEPENDENCE ON SINGLE PRODUCT LINE

    The Company has elected to focus its resources on the continued development and refinement of its TMR products. If the Company is unable to obtain requisite regulatory approvals or to achieve commercial acceptance of its TMR products, the Company's business, financial condition and results of operations will be materially and adversely affected and could result in cessation of the Company's current business.

UNCERTAINTY REGARDING PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY; RISKS OF FUTURE LITIGATION

    The Company's success will depend, in part, on its ability to obtain patent protection for its products, preserve its trade secrets, and operate without infringing the proprietary rights of others. The Company's policy is to seek to protect its proprietary position by, among other methods, filing U.S. and foreign patent applications related to its technology, inventions and improvements that are important to the development of its business. The Company holds five U.S. patents and related foreign patents relating to surgical treatment with lasers and fiber-optic handpieces, and has applied for or is in the process of applying for additional patents relating to its laser technology, TMR applications and fiber-optic handpieces. There can be no assurance that any of the Company's patents or patent applications will not be challenged, invalidated or circumvented in the future or that the rights granted thereunder will provide a competitive advantage. The Company intends to vigorously protect and defend its intellectual property. It is uncertain whether patent protection will continue to be available for surgical methods in the future. Costly and time-consuming litigation brought by the Company may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the enforceability, scope and validity of the proprietary rights of others.

    The Company also relies upon trade secrets, technical know-how and continuing technological innovation to develop and maintain its competitive position. The Company typically requires its employees, consultants and advisors to execute confidentiality and assignment of inventions agreements in connection with their employment, consulting or advisory relationships with the Company. There can be no assurance, however, that these agreements will not be breached or that the Company will have adequate remedies for any breach. Furthermore, no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology, or that the Company can meaningfully protect its rights in unpatented proprietary technology.

    The medical device industry in general, and the industry segment that includes products for the treatment of cardiovascular disease in particular, have been characterized by substantial competition and litigation regarding patent and other intellectual property rights. In this regard, competitors of the Company have been issued a number of patents related to TMR. In September 1995, the Company received from a competitor a notice of potential infringement of the competitor's patent regarding a method for TMR utilizing synchronization of laser pulses to the beating of the heart. In January 1996, the Company received from a second competitor a notice of potential infringement of the competitor's patent regarding a method to perform TMR using fiber optics. The Company has concluded in each case, following discussion with its patent counsel, that it does not utilize the process and/or apparatus which is the subject of the patent at issue, and has responded to the respective competitor to such effect. The Company has received no further correspondence on either matter. There can be no assurance, however, that further claims or proceedings will not be initiated by either competitor, or that claims by other parties will not arise in the future. Any such claims in the future, with or without merit, could be time-consuming and expensive to respond to and could divert the attention of the Company's technical and management personnel. The Company may be involved in litigation to defend against claims of infringement by the Company, to enforce patents issued to the Company, or to protect trade secrets of the Company. If any relevant claims of third party patents are upheld as valid and enforceable in any litigation or administrative proceeding, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each such patent or to redesign its products or processes to avoid infringement.


    Patent applications in the U.S. are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. Accordingly, there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the U.S. or internationally. In the event the Company were to require licenses to patents issued to third parties, there can be no assurance that such licenses would be available or, if available, would be available on terms acceptable to the Company, or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would materially and adversely affect the Company's business, financial condition and results of operations. See "Business -- Intellectual Property Matters" and "-- Competition."


EXPECTATION OF INTENSE MARKET COMPETITION


    The Company expects that the market for TMR, which is currently in the early stages of development, will be intensely competitive. Competitors are likely to include two laser competitors, PLC Systems, Inc. ("PLC") and CardioGenesis Corporation ("CardioGenesis"), both of which are currently selling TMR products for investigational use in the U.S. and abroad. PLC has already received the CE Mark which allows the sales of its products commercially in all European Union countries. Other competitors may include additional companies that elect to enter the market, including large companies in the laser and cardiac surgery markets. Many of these companies have significantly greater financial, development, marketing and other resources than the Company. In the event a competitor is able to obtain a PMA for its products prior to the Company, the Company's ability to compete successfully could be materially and adversely affected.


    TMR also competes with other methods for the treatment of cardiovascular disease, including drug therapy, PTCA and CABG. Although the Company is seeking to demonstrate the safety and effectiveness of the Company's TMR procedures in patients for whom other cardiovascular treatments are not likely to provide relief, and in the future intends to pursue the safety and effectiveness of TMR when used in conjunction with other treatments, there can be no assurance that the Company's TMR products will be accepted in these markets. There can be no assurance that physicians will use the Company's TMR procedures to replace or supplement established treatments, or that the Company's TMR procedures will be competitive with current or future technologies. Such competition could materially and adversely affect the Company's business, financial condition and results of operations.

    Any product developed by the Company that gains regulatory approval will face competition for market acceptance and market share. An important factor in such competition may be the timing of market introduction of competitive products. Accordingly, the relative pace at which the Company is able to develop products, complete clinical testing and regulatory approval processes, gain third party reimbursement acceptance and supply commercial quantities of the product to the market are expected to be important competitive factors. There can be no assurance that the Company will be able to compete successfully against current and future competitors. Failure to do so would materially and adversely affect the Company's business, financial condition and results of operations. See "Business -- Competition."

LIMITED HISTORY OF TMR OPERATIONS; HISTORY OF OPERATING LOSSES

    Although the Company commenced operations in June 1989, the Company's operations to date have consisted primarily of the manufacture and sale of non-TMR related laser products and accessories. The Company commenced its operations and clinical studies with respect to TMR products in September 1995, and accordingly has limited experience to date with the TMR market and TMR products.

    From inception to December 31, 1995, the Company incurred cumulative net losses of approximately $5.9 million. As of March 31, 1996, the Company had overdue obligations and indebtedness of approximately $375,000 and $1.3 million, respectively, which are expected to be paid out of the proceeds of the Offering. The Company's revenues and operating income will continue to be constrained until such time, if ever, as FDA and other regulatory approval is obtained for the Company's TMR products, and for an indefinite period of time after any such approval is obtained. Furthermore, the Company expects its expenses in all categories to increase as its clinical trial and other business activities expand. Hence, there can be no assurance that the Company will achieve or sustain profitability in the future. Failure to achieve significant commercial revenues or profitability would materially and adversely affect the Company's business, financial condition and results of operations. See "Use of Proceeds."

POTENTIAL DIFFICULTIES IN MANAGING BUSINESS UNDERGOING RAPID CHANGE

    The Company's future success will depend to a significant extent on the ability of its current and future management personnel to operate effectively, both independently and as a group. In this regard, a number of members of the Company's senior management team have only recently joined the Company. Moreover, certain members of such management team have limited or no experience as a senior executive of a public corporation. There can be no assurance that the management team will operate together effectively. To compete successfully against current and future competitors, complete clinical trials in progress, prepare additional products for clinical trials and develop future products, the Company believes that it must continue to expand its operations, particularly in the areas of research and development, sales and marketing, training, and manufacturing. If the Company were to experience significant growth in the future, such growth would likely result in new and increased responsibilities for management personnel and place significant strain upon the Company's management, operating and financial systems and resources. To accommodate such growth and compete effectively, the Company must continue to implement and improve information systems, procedures and controls, and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees could materially and adversely affect the Company's business, financial condition and results of operations. See "-- Dependence on Key Personnel," "Business -- Employees" and "Management -- Directors and Executive Officers."

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

    Results of operations are expected to fluctuate significantly from quarter to quarter depending upon numerous factors, including the timing and results of clinical trials; delays associated with the FDA and other regulatory approval processes; health care reform and reimbursement policies; demand for the Company's products; changes in pricing policies by the Company or its competitors; the number, timing and significance of product enhancements and new product announcements by the Company and its competitors; the ability of the Company to develop, introduce and market new and enhanced versions of the Company's products on a timely basis; customer order deferrals in anticipation of new or enhanced products offered by the Company or its competitors; product quality problems; personnel changes; changes in Company strategy; and the level of international sales. Quarter to quarter operating results could also be affected by the timing of the receipt of individual customer orders, order fulfillment and revenue recognition with respect to small numbers of individual laser base units, since each unit carries a high price per unit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business -- Regulatory Status," "-- Sales and Marketing," "-- Manufacturing and Quality Assurance" and "-- Government Regulation."

RISKS OF TECHNOLOGICAL CHANGE

    Significant resources are continually being expended to develop new and improved treatment methodologies for coronary artery disease. Accordingly, the market acceptance and commercial success of the Company's TMR products and procedures will depend not only on the safety and effectiveness of the Company's TMR products and procedures but also the relative safety and effectiveness of alternative treatment measures, which alternatives could potentially include new treatments or improvements or adjuncts to existing treatments. Accordingly, the improvement of existing alternative treatment measures or emergence of new alternative treatments would materially and adversely affect the Company's business, financial condition and results of operations.

UNCERTAINTY REGARDING THIRD PARTY REIMBURSEMENT

    The Company expects that its ability to successfully commercialize its products will depend significantly on the availability of reimbursement for surgical procedures using the Company's products from third party payors such as governmental programs, private insurance and private health plans. Reimbursement is a significant factor considered by hospitals in determining whether to acquire new equipment. Notwithstanding FDA approval, if granted, third party payors may deny reimbursement if the payor determines that a therapeutic medical device is unnecessary, inappropriate, not cost-effective or experimental or is used for a non-approved indication.

    The Health Care Financing Administration ("HCFA") has recently issued a policy indicating that Medicare coverage will not be precluded for investigational procedures furnished in accordance with FDA-approved protocols governing clinical trials. TMR procedures performed using the Company's products, in the limited trials to date, have received Medicare reimbursement. There can be no assurance, however, that HCFA will continue to provide reimbursement for TMR, or will continue to provide such reimbursement at levels adequate to permit hospitals to perform the Company's TMR procedures.

    There can be no assurance as to whether third party payors will cover TMR or as to the levels of reimbursement. There also can be no assurance that levels of reimbursement, if any, will not be decreased in the future, or that future legislation, regulation, or reimbursement policies of third party payors will not otherwise adversely affect the demand for the Company's products or its ability to sell its products on a profitable basis. Fundamental reforms in the healthcare industry in the U.S. and Europe that could affect the availability of third party reimbursement continue to be proposed, and the Company cannot predict the timing or effect of any such proposal. If third party payor coverage or reimbursement is unavailable or inadequate, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Business -- Third Party Reimbursement."

LIMITED SALES, MARKETING AND DISTRIBUTION SYSTEMS

    The Company has made limited sales of its TMR products to date, for investigational use only. Accordingly, the Company has maintained a limited sales and marketing organization in the U.S. and abroad. The Company plans to market its TMR products, if approved, through a direct sales force in the U.S.

and through a relationship with a major cardiovascular surgical products company or companies for international sales. Establishment of a sales force capable of effectively commercializing the Company's TMR products will require substantial efforts and require significant management and financial resources. There can be no assurance that the Company will be able to establish such a sales capability on a timely basis, if at all. Moreover, there can be no assurance that the Company's international distributor or distributors will devote sufficient resources to development of the markets for the Company's products or will be successful in such commercialization efforts. See "Business -- Sales and Marketing."

RISK OF PRODUCT LIABILITY

    The Company faces an inherent and significant business risk of exposure to product liability claims in the event that the use of its products results in personal injury or death, and there can be no assurance that material product liability claims will not be assessed against the Company in the future. The Company maintains insurance against product liability claims in the amount of $1 million per occurrence and $1 million in the aggregate, and expects to seek to increase such coverage if and when a PMA is obtained. However, there can be no assurance that such coverage will continue to be available in the amount desired or on terms acceptable to the Company, or that such coverage will be adequate for liabilities actually incurred. Also, in the event that any of the Company's products prove to be defective, the Company may be required to recall or redesign such products. Any uninsured or underinsured claim brought against the Company or any claim or product recall that results in significant cost to or adverse publicity against the Company could materially and adversely affect the Company's business, financial condition and results of operations. See "Business
- -- Product Liability and Insurance."

LIMITED MANUFACTURING EXPERIENCE; DEPENDENCE ON KEY SUPPLIERS

    The Company's success will depend in part on its ability to manufacture its products in a timely, cost-effective manner and in compliance with GMP, ISO 9000 and other regulatory requirements. The manufacture of the Company's products is a labor-intensive, complex operation involving a number of separate processes and components. The Company's manufacturing activities to date have consisted primarily of manufacturing limited quantities of systems for use in clinical trials. The Company does not have experience in manufacturing its products in the commercial quantities that might be required if the Company receives regulatory approval for its TMR products. Furthermore, as a condition to receipt of PMA approval, the Company's facilities, procedures and practices will be subject to pre-approval and ongoing GMP inspections by FDA.

    Manufacturers often encounter difficulties in scaling up manufacturing of new products, including problems involving product yields, quality control and assurance, component and service availability, adequacy of control policies and procedures, lack of qualified personnel, compliance with FDA regulations, and the need for further FDA approval of new manufacturing processes and facilities. There can be no assurance that manufacturing yields, costs or quality will not be adversely affected as the Company seeks to increase production, and any such adverse effect could materially and adversely affect the Company's business, financial condition and results of operations.

    The Company currently purchases certain laser and fiber-optic components from single sources. Although the Company has identified alternative vendors, the qualification of additional or replacement vendors for certain components or services is a lengthy process. There can be no assurance that materials obtained from outside suppliers will continue to be available in adequate quantities or at the times required by the Company or that the Company will be able to locate alternative suppliers on a timely basis. Any significant supply interruption would have a material adverse effect on the Company's ability to manufacture its products and, therefore, would materially and adversely affect the Company's business, financial condition and results of operations. The Company expects to manufacture its products based on forecasted product orders, and intends to purchase subassemblies and components prior to receipt of purchase orders from customers. Lead times for materials and components ordered by the Company vary significantly, and depend on factors such as the business practices of the specific supplier, contract terms and general demand for a component at a given time. As a result, there is a risk of excess or inadequate inventory if orders do not match forecasts. See "Business -- Manufacturing and Quality Assurance."

DEPENDENCE ON KEY PERSONNEL


    The Company's future business and operating results depend in significant part upon the continued contributions of its key technical and senior management personnel, including Douglas Murphy-
Chutorian, M.D., the Company's Chief Executive Officer. The Company maintains a key person life insurance policy on Dr. Murphy-Chutorian in the amount of $2 million. The Company's future business and operating results also depend in significant part upon its ability to attract and retain qualified additional management, manufacturing, technical, marketing and sales and support personnel for its operations. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The loss of any key employee, the failure of any key employee to perform in his or her current position, or the Company's inability to attract and retain skilled employees, as needed, could materially and adversely affect the Company's business, financial condition and results of operations. See "Management -- Directors and Executive Officers."


NO PRIOR TRADING MARKET FOR COMMON STOCK; POTENTIAL VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price will be determined through negotiations among the Company and the representatives of the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after the Offering. The market price of the Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to patents or proprietary rights, conditions and trends in the medical device and other technology industries, healthcare reform measures, adoption of new accounting standards affecting the medical device industry, changes in financial estimates by securities analysts, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of early stage companies. These broad market fluctuations may materially and adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Such litigation, if brought against the Company, could result in substantial costs and a diversion of management's attention and resources. See "Underwriting."

CONCENTRATION OF SHARE OWNERSHIP

    Upon completion of the Offering, the present directors and executive officers of the Company and their affiliates will beneficially own approximately 33.1% of the outstanding Common Stock. As a result, these shareholders will be able to exercise significant influence over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal Shareholders."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

    Sales of a substantial number of shares of Common Stock in the public market following the Offering could adversely affect the market price for the Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and by lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of PaineWebber Incorporated. However, PaineWebber Incorporated may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. As a result of these restrictions, based on shares outstanding as of May 15, 1996, on the date of this Prospectus, a total of 269,544 shares other than the 4,000,000 shares offered hereby will be eligible for sale; an additional 116,667 shares will be eligible for sale 90 days after the date of this Prospectus pursuant to Rule 144; an additional 9,629,937 shares will be eligible for sale 180 days after the date of this Prospectus under Rule 144, upon expiration of the lock-up agreements. In addition, the Company intends to register on the effective date of the Offering a total of 4,444,756 shares of Common Stock subject to outstanding options or reserved for issuance under the Company's Stock Option Plan, Director Stock Option Plan and Employee

Stock Purchase Plan. Further, upon expiration of the lock-up agreements referred to above, holders of approximately 10,231,953 shares of Common Stock will be entitled to certain registration rights, including 201,249 shares which have the right to demand registration. Such demands may be made as early as 180 days following the Offering. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could materially and adversely affect the market price for the Common Stock. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

IMMEDIATE AND SUBSTANTIAL DILUTION


    The initial public offering price for the Common Stock is expected to be substantially higher than the net tangible book value per share of Common Stock. Accordingly, investors purchasing shares of Common Stock in the Offering will incur immediate and substantial dilution of $10.70 per share assuming an initial public offering price of $16.00 per share. To the extent outstanding options to purchase the Common Stock are exercised, there will be further dilution. See "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


DISCRETION OF MANAGEMENT IN USE OF PROCEEDS


    The net proceeds of the Offering are estimated to be approximately $58 million, assuming an initial public offering price of $16.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. While the Company anticipates that it will utilize approximately $15 million of the net proceeds for research and development, approximately $15 million for expansion of sales and marketing resources, approximately  $3  million  for  capital  expenditures,  including  expansion of manufacturing facilities, and approximately $2 million for repayment of outstanding indebtedness, and that the balance of the proceeds, approximately $21 million, will be used for general corporate purposes including working capital, management of the Company will have complete discretion of the application of the proceeds. There can be no assurance that business developments and opportunities will not require the Company to utilize the proceeds in a manner different than presently anticipated, or that the Board of Directors and management will not determine for other reasons to utilize the proceeds in a different manner.


POTENTIAL NEED FOR ADDITIONAL CAPITAL

    Although the Company anticipates that the net proceeds of the Offering, together with sales of products for investigational use, will be sufficient to meet the Company's capital requirements through at least calendar year 1997, there can be no assurance that the Company will not require additional sources of cash at an earlier date. This will depend upon the progress of expansion of the Company's clinical trials and any need for additional trials or other testing of the Company's products, and the timing of required expenditures. If the Company is required to obtain additional financing in the future, there can be no assurance that capital will be available on terms acceptable to the Company, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                USE OF PROCEEDS


    The net proceeds to be received by the Company from the sale of the Common Stock offered hereby are estimated to be $58 million, assuming an initial public offering price of $16.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.



    The Company anticipates that approximately $15 million of the net proceeds will be utilized for research and development, including funding of clinical trials in support of regulatory and reimbursement approvals; approximately $15 million will be used for expansion of sales and marketing resources; approximately $3 million will be used for capital expenditures, including expansion of manufacturing facilities; and approximately $2 million will be used for repayment of outstanding indebtedness in the aggregate principal amount of approximately $1.7 million (including debt in the aggregate principal amount of $50,000 held by one director of the Company) plus accrued interest thereon in the aggregate amount of $276,000 at March 31, 1996. The remainder of the proceeds, estimated at approximately $21 million, will be used for other general corporate purposes including working capital. Of the indebtedness to be repaid, $1 million bears interest at the rate of 6% per annum and matures on December 31, 1996, $375,000 bears interest at the rate of 10% per annum and is currently due, and the remainder bears interest at the rate of 10% per annum and matures on December 31, 1996. Proceeds not immediately used will be held as cash and will be invested in short-term marketable securities. Management of the Company will have complete discretion in the application of the proceeds of the Offering. See "Risk Factors -- Discretion of Management in Use of Proceeds."


    The foregoing represents estimates only, and the actual amounts expended by the Company for these purposes and the timing of such expenditures will depend on numerous factors, including the status of the Company's development efforts, actions relating to regulatory matters, including the extent to which the Company may be required to extend or expand its clinical trials, the extent to which the Company's products gain market acceptance, and competitive factors.

                                DIVIDEND POLICY

    The Company has never paid a cash dividend on its capital stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future, as it intends to retain its earnings, if any, to generate increased growth and for general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at March 31, 1996 and as adjusted to give effect to the sale of the shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom as described in "Use of Proceeds."


                                                                                                MARCH 31, 1996
                                                                                            ----------------------
                                                                                                           AS
                                                                                             ACTUAL    ADJUSTED(1)
                                                                                            ---------  -----------
                                                                                                (IN THOUSANDS)
Current portion of long-term debt.........................................................  $   1,691   $       8
                                                                                            ---------  -----------
                                                                                            ---------  -----------
Long-term debt less current portion.......................................................  $      23   $      23
Shareholders' equity:
  Preferred Stock, no par value; 5,000,000 shares authorized,
   no shares issued and outstanding.......................................................         --          --
  Common Stock, no par value; 50,000,000 shares authorized;
   11,682,396 shares issued and outstanding (actual);
   15,682,396 shares issued and outstanding (as adjusted) (2).............................      6,659      65,079
  Accumulated deficit.....................................................................     (5,939)     (5,939)
                                                                                            ---------  -----------
   Total shareholders' equity.............................................................        720      59,140
                                                                                            ---------  -----------
   Total capitalization...................................................................  $     743   $  59,163
                                                                                            ---------  -----------
                                                                                            ---------  -----------


- ------------------------

(1) As adjusted to give effect to the estimated net proceeds of the Offering, based on an assumed initial public offering price of $16.00 per share. See "Use of Proceeds."


(2) Excludes as of March 31, 1996 (i) 2,633,751 shares of Common Stock issuable upon exercise of outstanding options under the Company's Stock Option Plan, and 1,361,005 additional shares reserved for future issuance under such plan, (ii) 18,000 shares of Common Stock issuable upon exercise of outstanding options under the Company's Director Stock Option Plan and 182,000 additional shares reserved for future issuance under such plan,
    (iii) 250,000 shares of Common Stock reserved for future issuance under the Company's Employee Stock Purchase Plan and (iv) 1,171,638 shares of Common Stock issuable upon exercise of outstanding warrants. See "Management -- Stock Option Plan," "-- Director Stock Option Plan," "-- Employee Stock Purchase Plan" and "Description of Capital Stock -- Warrants."

                                    DILUTION


    The net tangible book value of the Company at March 31, 1996 was approximately $720,000 or $0.06 per share of Common Stock. "Net tangible book value" per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of 4,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom as described in "Use of Proceeds," the pro forma net tangible book value of the Company at March 31, 1996 would have been approximately $59,140,000 or $3.77 per share. This represents an immediate increase in net tangible book value of $3.71 per share to existing shareholders and an immediate dilution in net tangible book value of $12.23 per share to purchasers of Common Stock in the Offering. The following table illustrates this per share dilution:



Initial public offering price per share (1)..........................             $   16.00
  Net tangible book value per share prior to the Offering............  $    0.06
  Increase per share attributable to sales of shares in the
   Offering..........................................................       3.71
                                                                       ---------
Pro forma net tangible book value per share after the Offering.......                  3.77
                                                                                  ---------
Dilution in net tangible book value per share to purchasers in the
 Offering............................................................             $   12.23
                                                                                  ---------
                                                                                  ---------


    The following table summarizes, on a pro forma basis as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing shareholders and by the purchasers of shares in the Offering.


                                                       SHARES PURCHASED          TOTAL CONSIDERATION         AVERAGE
                                                   -------------------------  --------------------------      PRICE
                                                      NUMBER       PERCENT       AMOUNT        PERCENT      PER SHARE
                                                   ------------  -----------  -------------  -----------  -------------
Existing shareholders............................    11,682,396       74.5%   $   6,659,000        9.4%     $    0.57
New investors....................................     4,000,000       25.5       64,000,000       90.6          16.00
                                                   ------------    -----      -------------    -----
  Total..........................................    15,682,396      100.0%   $  70,659,000      100.0%
                                                   ------------    -----      -------------    -----
                                                   ------------    -----      -------------    -----


- ------------------------

(1) Before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

    The foregoing tables do not give effect to the exercise of any options or warrants subsequent to March 31, 1996. As of May 15, 1996 (i) 2,662,526 shares of Common Stock were issuable upon exercise of outstanding options under the Company's Stock Option Plan, and 1,332,230 additional shares were reserved for future issuance under such plan, (ii) 33,000 shares of Common Stock were issuable upon exercise of outstanding options under the Company's Director Stock Option Plan and 167,000 additional shares were reserved for future issuance under such plan, (iii) 250,000 shares of Common Stock were reserved for future issuance under the Company's Employee Stock Purchase Plan and (iv) 1,171,638 shares of Common Stock were issuable upon exercise of outstanding warrants. See "Management -- Stock Option Plan," "-- Director Stock Option Plan," "-- Employee Stock Purchase Plan" and "Description of Capital Stock -- Warrants."

                            SELECTED FINANCIAL DATA

    The following selected financial data as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 are derived from the Company's audited financial statements included elsewhere in this Prospectus. The selected financial data as of December 31, 1991, 1992 and 1993 and for the years ended December 31, 1991 and 1992 are derived from audited financial statements of the Company not included in this Prospectus. The selected financial data as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are derived from the Company's unaudited financial statements included elsewhere in this Prospectus. In the opinion of management, such unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year. The following data should be read in conjunction with the financial statements of the Company, including the notes thereto. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements."


                                                                                                  THREE MONTHS
                                                      YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                                       -----------------------------------------------------  --------------------
                                         1991       1992       1993       1994       1995       1995       1996
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues.........................  $   3,289  $   2,645  $   2,105  $   2,020  $   2,707  $     528  $   1,752
Cost of revenues.....................      1,389      1,108      1,013      1,173      1,642        382        502
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Gross profit.....................      1,900      1,537      1,092        847      1,065        146      1,250
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Research and development...........        813        920        906        971      1,010        195        517
  Sales and marketing................        333        620        794        392        879        191        396
  General and administrative.........        367        546        325      1,031        681        199        211
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total operating expenses.............      1,513      2,086      2,025      2,394      2,570        585      1,124
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Operating income (loss)..........        387       (549)      (933)    (1,547)    (1,505)      (439)       126
Interest and other income (expense),
 net.................................        (23)       (19)        (3)      (435)      (921)      (221)       (50)
Provision for income taxes...........         35         --         --         --         --         --         --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income (loss)................  $     329  $    (568) $    (936) $  (1,982) $  (2,426) $    (660) $      76
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income (loss) per share......  $    0.03  $   (0.05) $   (0.08) $   (0.16) $   (0.19) $   (0.05) $    0.01
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Shares used in per share
     calculations....................     10,491     10,537     11,676     12,526     12,765     12,765     14,863
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Supplemental net income (loss)
     (1).............................         --         --         --         --  $  (2,298)        --  $     108
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Supplemental net income (loss)
     per share (1)...................         --         --         --         --  $   (0.18)        --  $    0.01
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Shares used in supplemental per
     share calculation (1)...........         --         --         --         --     12,884         --     14,987
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                                                           DECEMBER 31,
                                                       -----------------------------------------------------   MARCH 31,
                                                         1991       1992       1993       1994       1995        1996
                                                       ---------  ---------  ---------  ---------  ---------  -----------
BALANCE SHEET DATA:
Cash and cash equivalents............................  $     302  $     103  $     131  $     132  $     123   $   1,277
Working capital (deficit)............................        102        (67)       834        657     (1,549)        468
Total assets.........................................        916      1,115      1,953      2,922      2,459       4,679
Long-term obligations less current
 portion.............................................         66         34         --      1,009         --          23
Accumulated deficit..................................       (104)      (672)    (1,607)    (3,589)    (6,015)     (5,939)
Total shareholders' equity (deficit).................        174         71      1,011       (139)    (1,429)        720

- ------------------------

(1) Supplemental net income, supplemental net income per share and shares used in supplemental per share calculation for 1995 and the three months ended March 31, 1996 were calculated assuming that the indebtedness to be repaid with the net proceeds of the Offering had been repaid at the beginning of each such period using the assumed proceeds from the sale of the minimum number of shares required to retire such indebtedness, at an assumed offering price of $16.00 per share. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS DISCUSSED IN THIS PROSPECTUS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS."

OVERVIEW

    The Company was founded in 1989 as an outgrowth of certain research and development efforts initially undertaken by the Company's founders in the early 1980s related to the use of laser technology to treat cardiovascular disease. From 1989 through September 1995, the Company engaged in research, development and sale of surgical laser products principally for procedures such as atherectomy and arthroscopy. In 1993, the Company created and spun off to its shareholders a balloon angioplasty company, Atlantis Catheter Company, Inc. In 1995, the Company determined that there is a significant opportunity in the TMR market, and that the Company is well-positioned to enter this market because of the Company's expertise with laser-based surgical techniques and the treatment of cardiovascular disease. Accordingly, in late 1995, the Company changed its strategic direction and began to apply its laser expertise toward the nascent TMR market.

    Since late 1995, the Company has been engaged in restructuring its operations and expanding its management team in order to focus on the development and commercialization of its TMR products. In September 1995, the Company received an IDE allowing it to begin selling its TMR products for investigational use only, and commenced clinical trials in the United States and Europe in November 1995. In 1995 and the first quarter of 1996, the Company installed a total of six and twelve TMR systems in hospitals, respectively.

    To date, the Company has focused almost exclusively on research and development activities relating to surgical laser products, substantially contributing to annual operating losses since inception. At March 31, 1996, the Company had an accumulated deficit of $5.9 million. Research and development efforts have been funded primarily through private placements of equity in the aggregate amount of $6.6 million since inception and periodic borrowings from shareholders. The Company expects to continue to incur operating losses related to research and development activities, including clinical studies, the expansion of sales and marketing resources and the continued development of corporate infrastructure. The timing and amounts of the Company's expenditures will depend upon a number of factors, including the progress of the Company's clinical trials, the status and timing of regulatory approval, the timing of market acceptance, if any, of the Company's products, and the efforts required to develop the Company's sales and marketing organization.

RESULTS OF OPERATIONS

REVENUES

    Revenues increased from $2.1 million in 1993 and $2.0 million in 1994 to $2.7 million in 1995, and were $1.8 million in the first quarter of 1996 as compared to $528,000 in the first quarter of 1995 and $1.0 million in the fourth quarter of 1995. The increases in 1995 as compared to 1994 and in the first quarter of 1996 as compared to the first and fourth quarters of 1995 were primarily due to commencement of sales of the Company's TMR products at the end of 1995. These increases also resulted in an increase in accounts receivable to $1.4 million at March 31, 1996 from $532,000 at December 31, 1995. Sales were relatively flat from 1993 to 1994 as increased revenues from one of the Company's early product lines offset reduced sales of laser systems for another early product line. Since 1995, the Company has focused on the TMR market. Sales of non-TMR related surgical products were 100% of revenues in 1993 and 1994, 68% of revenues in 1995, and 10% of revenues in the first three months of 1996.

    Future revenues could be affected by the timing and manner of sale of a limited number of units of TMR laser systems. In order to assist hospitals in making the substantial investment in the Company's laser system, which carries a list price of $295,000, the Company intends either to sell the system to the hospital outright or to place the system with the hospital for a placement fee (currently $25,000) plus an additional fee for each procedure performed. In light of the relatively high list price of the Company's laser base units, the timing of individual orders and shipments, as well as the manner of sale, could significantly impact quarter to quarter results.

GROSS PROFIT

    Gross profit decreased from $1.1 million in 1993 to $847,000 in 1994, and increased to $1.1 million in 1995 and $597,000 in the fourth quarter of 1995. In the first quarter of 1996, gross profit increased to $1.3 million from $146,000 in the first quarter of 1995. Gross margin decreased from 52% in 1993 to 42% in 1994 and 39% in 1995, and increased to 71% in the first quarter of 1996 as compared to 28% in the first quarter of 1995 and 58% in the fourth quarter of 1995. The increase in gross profit from 1994 to 1995 reflected commencement of sales of TMR products in late 1995, offset in large part by the Company's decision in 1995 to deemphasize sales of other, non-TMR related surgical products. The declines in gross margin from 1993 to 1994 and from 1994 to 1995 were each attributable to changes in sales mix in favor of certain of the Company's non-TMR surgical products which generated lower margins than other such non-TMR surgical products, as well as underutilization of manufacturing capacity as a result of sales mix changes. The increases in gross profit and gross margin in the first quarter of 1996 over the prior year, including the fourth quarter of 1995, reflected the increased emphasis on sales of higher margin TMR systems.

RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenses increased modestly from $906,000 in 1993 to $971,000 in 1994 and $1.0 million in 1995, and were $517,000 in the first quarter of 1996 as compared to $195,000 in the first quarter of 1995 and $438,000 in the fourth quarter of 1995. The increase in these expenses in the first quarter of 1996 reflected a higher level of research and development expenses relating to TMR, including commencement of clinical trials. The relative flatness in such expenses from 1994 to 1995 reflected an increase in the level of such expenses in the latter portion of 1995 as the Company increased its focus on TMR, offset by reduced expenditures with respect to non-TMR surgical products. Research and development expenditures were relatively flat from 1993 to 1994 as a result of the relatively flat revenues year to year. The Company believes that continued investment in the development of new and improved products and procedures and continued investment in the Company's clinical trials is critical to its future success. Accordingly, the Company believes that research and development expenses will continue to increase in future periods.

SALES AND MARKETING


    Sales and marketing expenses decreased from $794,000 in 1993 to $392,000 in 1994, and increased to $879,000 in 1995. Such expenses increased to $396,000 in the first quarter of 1996 from $191,000 in the first quarter of 1995 and $328,000 in the fourth quarter of 1995. The increase in the first quarter of 1996 reflected the Company's application of additional resources to the TMR market. The increase from 1994 to 1995 reflected expansion of the Company's sales and marketing staff and increased travel and trade show expenses, as well as expenses associated with the commencement of clinical trials for the Company's TMR products in late 1995 and associated recruitment of participating physicians and hospitals. The decrease from 1993 to 1994 was largely attributable to reduced sales and marketing activity and reduced sales commissions as the Company switched its emphasis from distributor sales to direct sales. The Company expects that sales and marketing expenses will continue to increase significantly as the Company continues to focus resources on the development of its TMR products.


GENERAL AND ADMINISTRATIVE

    General and administrative expenses increased from $325,000 in 1993 to $1.0 million in 1994, and decreased to $681,000 in 1995. Such expenses increased from $199,000 in the first quarter of 1995 and $135,000 in the fourth quarter of 1995 to $211,000 in the first quarter of 1996. The increase in the first quarter of 1996 as compared to the first quarter of 1995 and the fourth quarter of 1995 reflected increased headcount. The lower general and administrative expenses in the fourth quarter of 1995 as compared to the first quarter of the year was due primarily to a write off of expenses in the first quarter related to an unsuccessful financing, while the higher expenses in 1994 as compared to 1993 and 1995 principally reflected professional fees incurred in connection with certain financing-related initiatives which were terminated during 1994. The Company anticipates that general and administrative expenses may increase substantially in absolute terms, although such expenses may vary as a percentage of revenues, reflecting the commitment of resources to expand the Company's systems and infrastructure as well as compliance and other costs associated with operating as a publicly traded corporation.

INTEREST EXPENSE, NET

    Interest expense, net of interest income, increased from $3,000 in 1993 to $435,000 in 1994 and $921,000 in 1995, and was $50,000 in the first quarter of 1996 compared to $221,000 in the first quarter of 1995. These increases reflected higher levels of indebtedness and, in 1994 and 1995 (including the first quarter of 1995), amortization of a discount on notes payable and a higher level of indebtedness of the Company. A portion of this indebtedness was reduced in late 1995 in connection with a private offering of equity securities by the Company. The Company expects to repay the balance of this outstanding indebtedness with the proceeds of the Offering. See "Use of Proceeds."

LIQUIDITY AND CAPITAL RESOURCES

    Since its inception, the Company has satisfied its capital requirements primarily through private sales of its equity securities and, to a lesser extent, loans from shareholders. In addition, the Company's operations have been funded in part through sales of the Company's products prior to its focus on the TMR market. The Company used $1.1 million and $621,000 for operating activities in 1995 and the three months ended March 31, 1996, respectively. At March 31, 1996, the Company had an accumulated deficit of $5.9 million. The net proceeds from equity sold through March 31, 1996 was $6.7 million, and at that date the Company had outstanding an aggregate of $1.7 million in indebtedness to shareholders of which $1 million bears interest at 6% per annum and the remainder bears interest at 10% per annum.


    The Company had aggregate cash balances of $1.3 million at March 31, 1996. After giving effect to the estimated net proceeds of the Offering of $58 million at an assumed public offering price of $16.00 per share, and the use of approximately $2 million of such proceeds to repay existing indebtedness, the Company's adjusted cash balances at such date would be $58 million. See "Use of Proceeds."


    The Company anticipates that the net proceeds of the Offering, together with sales of products for investigational use, will be sufficient to meet the Company's capital requirements through at least calendar year 1997. The Company anticipates that, through the end of 1997, approximately $10-15 million of the proceeds of the Offering will be used for research and development, including funding of clinical trials; approximately $10-15 million will be used for expansion of sales and marketing resources; approximately $3 million will be used for capital expenditures, including expansion of manufacturing facilities; and approximately $2 million will be used for repayment of debt as referenced above. The balance of the proceeds will be used for other general corporate purposes including working capital. There can be no assurance, however, that the Company will not require additional sources of cash at an earlier date in the future, depending upon the progress of expansion of the Company's clinical trials, any need for additional clinical trials or other testing of the Company's products, and the timing of other required expenditures as indicated above. If the Company is required to obtain additional financing in the future, there can be no assurance that capital will be available on terms acceptable to the Company, if at all.

                                    BUSINESS

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS DISCUSSED IN THIS PROSPECTUS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS."


    The Company designs, develops, manufactures and distributes laser-based surgical products and disposable fiber-optic accessories for the treatment of advanced cardiovascular disease through transmyocardial revascularization ("TMR"). TMR is a surgical procedure performed on the beating heart in which a laser device is used to create pathways through the myocardium directly into the heart chamber. The pathways are intended to enable improved blood supply to the myocardium from the heart chamber. TMR potentially offers end-stage cardiac patients who are not candidates for percutaneous transluminal coronary angioplasty ("PTCA" or "balloon angioplasty") or coronary artery bypass graft surgery ("CABG" or "open heart bypass surgery") a means to alleviate their anginal symptoms and improve their quality of life. The Company currently offers its Eclipse TMR 2000 laser system for sale in limited numbers for investigational use only pursuant to an Investigational Device Exemption (an "IDE") from the U.S. Food and Drug Administration (the "FDA"). From September 1995 through April 30, 1996, the Company had installed its TMR laser systems in 20 hospitals in the U.S. and two hospitals in Europe. The Company believes it has installed TMR laser systems in more hospitals in the U.S. than any other TMR provider.


BACKGROUND

    Cardiovascular disease is the leading cause of death and disability in the U.S., according to the American Heart Association (the "AHA"). Coronary artery disease is the principal form of cardiovascular disease and is characterized by a progressive narrowing of the coronary arteries, which supply blood to the heart. This narrowing process is usually due to atherosclerosis, the buildup of fatty deposits, or plaque, on the inner lining of the arteries. Coronary artery disease reduces the available supply of oxygenated blood to the heart muscle, potentially resulting in severe chest pain known as angina and damage to the heart. Typically, the condition worsens over time and often leads to heart attack or death.

    Based on standards promulgated by the Canadian Heart Association, angina is typically classified into four classes, ranging from Class I, in which anginal pain results only from strenuous exertion, to the most severe class, Class IV, in which the patient is unable to conduct any physical activity without angina and angina may be present even at rest. The AHA estimates that more than six million Americans experience anginal symptoms.

    The primary therapeutic options for treatment of coronary artery disease are drug therapy, PTCA (including techniques which augment or replace PTCA such as stent placement and atherectomy), and CABG. The objective of each of these approaches is to increase blood flow through the coronary arteries to the heart. The AHA estimates that the total number of cardiovascular related surgical procedures performed in the U.S. each year is approximately 885,000, including approximately 485,000 open heart bypass surgeries and approximately 400,000 PTCA procedures. According to the American Hospital Association, approximately 1,100 hospitals in the U.S. perform cardiovascular related surgical procedures.

    Drug therapy may be effective for mild cases of coronary artery disease and angina either through medical effects on the arteries that improve blood flow without reducing the plaque or by decreasing the rate of formation of additional plaque (E.G., by reducing blood levels of cholesterol). Because of the progressive nature of the disease, however, many patients with angina ultimately undergo either PTCA or open heart bypass surgery.

    PTCA is a less-invasive alternative to CABG introduced in the early 1980s in which a balloon-tipped catheter is inserted into an artery, typically near the groin, and guided to the areas of blockage in the coronary arteries. The balloon is then inflated and deflated at each blockage site, thereby rupturing the blockage and stretching the vessel. Although the procedure is usually successful in widening the blocked channel, the artery often renarrows within six months of the procedure, a process called "restenosis," often necessitating a repeat procedure. A variety of techniques for use in conjunction with PTCA have been developed in an attempt to reduce the frequency of restenosis, including stent placement and atherectomy. Stents are small metal frames delivered to the area of blockage using a balloon catheter and deployed or expanded within the coronary artery. The stent is a permanent implant intended to keep the channel open. Atherectomy is a means of using mechanical, laser or other techniques at the tip of a catheter to cut or grind away plaque.

    CABG is an open chest procedure developed in the 1960s in which conduit vessels are taken from elsewhere in the body and grafted to the blocked coronary arteries so that blood can bypass the blockage. CABG typically requires use of a heart-lung bypass machine to render the heart inactive (to allow the surgeon to operate on a still, relatively bloodless heart) and involves prolonged hospitalization and patient recovery periods. Accordingly, it is generally reserved for patients with severe cases of coronary artery disease or those who have previously failed to receive adequate relief of their symptoms from PTCA or related techniques. Unfortunately, most bypass grafts fail within one to fifteen years following the procedure. Repeating the surgery ("re-do bypass surgery") is possible, but is made more difficult because of scar tissue and adhesions that typically form as a result of the first operation. The American Heart Journal estimates that 12% of the total CABG procedures in the U.S. are re-do bypass surgeries. Moreover, for many patients CABG is inadvisable for various reasons, such as the severity of the patient's overall condition, the extent of coronary artery disease or the small size of the blocked arteries.

    When these treatment options are exhausted, the patient is left with no viable surgical alternative other than, in limited cases, heart transplantation. Without a viable surgical alternative, the patient is generally managed with drug therapy, often with significant lifestyle limitations. TMR, currently under clinical investigation by the Company and certain other companies, offers potential relief to a large class of patients with severe cardiovascular disease.

THE TMR PROCEDURE

    TMR, or transmyocardial revascularization, is a surgical procedure performed on the beating heart, in which a laser device is used to create pathways through the myocardium directly into the heart chamber. The pathways are intended to enable improved perfusion, or supply, of blood to the myocardium from the heart chamber. Current clinical trials are intended to demonstrate improved perfusion as evidenced by reduced angina in the patient. TMR potentially can be performed using any of several different surgical approaches, including open chest surgery, minimally invasive surgery through small openings in the chest or percutaneous surgery involving the use of a laser-tipped catheter threaded through a peripheral artery. TMR potentially offers end-stage cardiac patients who are not candidates for PTCA or CABG a means to alleviate their symptoms and improve their quality of life. TMR may also be effective when used in conjunction with (as opposed to following) other procedures such as PTCA and CABG. The Company has received IDEs to conduct two clinical studies of TMR using an open chest approach but has not yet sought IDEs to conduct clinical studies using either a minimally invasive approach or a percutaneous approach.

    The physiologic principles underlying TMR as a potential treatment for cardiovascular disease were first identified in the 1930s. It was observed then that although the human myocardium depends on external coronary arteries for its blood supply, it displays elements of certain direct blood pathways found in reptilian hearts. In reptiles, blood is supplied directly to the myocardium through these pathways from the chambers of the heart. These observations led to a belief that impaired vascularization in the human myocardium could be treated by creating direct pathways through the myocardium into the heart chamber. Successes in other treatment techniques such as PTCA and CABG, however, as well as limitations in the technologies available to perform TMR, limited the focus on TMR until recently. Following numerous advancements in the use of laser technology in medical applications, human trials of laser-based TMR commenced in the 1980s. TMR is now being offered as an investigational procedure as part of clinical studies to determine the procedure's safety and effectiveness.

BUSINESS STRATEGY

    The Company's objective is to become the leading supplier in the TMR market. The Company's strategies to achieve this goal are as follows:

    DEMONSTRATE CLINICAL UTILITY OF TMR. The Company is seeking to demonstrate the clinical safety and effectiveness of TMR and achieve FDA approval of the Company's products through clinical trials. The

Company's initial clinical trial commenced in November 1995 and is designed to assess the safety and effectiveness of the Company's TMR procedure as compared with drug therapy. Depending upon the success of this initial trial, the Company intends to submit a PMA application as early as the latter part of 1997.

    DEVELOP COMPREHENSIVE PRODUCT LINES FOR TMR. The Company is seeking to develop multiple surgical platforms and provide a comprehensive suite of high quality products for TMR. The Company believes that its compact, flexible, fiber-optic based system will enable it to offer effective TMR solutions across the three principal TMR surgical approaches potentially available for TMR, open chest surgery, minimally invasive surgery and percutaneous surgery. The Company is also developing a broad range of disposable fiber-optic based surgical tools designed to operate with the Company's laser base unit and intended to provide physicians with a broad range of options for their individual tactile preferences and solutions for the different geometry of each patient's heart cavity.


    LEVERAGE PROPRIETARY TECHNOLOGY. The Company believes that its significant expertise in laser systems for cardiovascular disease and the proprietary technologies it has developed are important factors in its efforts to demonstrate the safety and effectiveness of its TMR procedures. The Company is seeking to leverage this expertise in developing TMR systems designed for minimally invasive and percutaneous TMR surgical procedures, in addition to the open chest TMR procedure currently being investigated in the Company's clinical trials. The Company is also seeking to develop additional proprietary technologies for TMR and related procedures. The Company holds five U.S. and related foreign patents relating to surgical treatment with lasers and fiber-optic handpieces, and has several patent applications pending relating to various aspects of TMR. See "-- Intellectual Property Matters."


    EXPAND MARKET FOR THE COMPANY'S PRODUCTS. The Company is seeking to expand market awareness of the Company's products among opinion leaders in the cardiovascular field, subject to appropriate regulatory guidelines. In connection with the current clinical trials, the Company has focused its initial efforts on the 200 hospitals in the U.S. that perform the greatest number of CABG procedures. The Company also intends to develop foreign markets for its products through international distribution relationships. In addition, the Company has assembled a board of scientific advisors consisting of a number of influential cardiac surgeons and cardiologists. The Company has also developed a comprehensive training program to assist physicians in acquiring the expertise necessary to utilize the Company's TMR products and procedures.

    EXPAND INDICATIONS FOR TMR. The Company is seeking to expand the approved indications for TMR through additional clinical studies. For example, the Company has obtained FDA approval to undertake Phase I of a second TMR study intended to assess the safety and effectiveness of the Company's TMR procedures used in conjunction with CABG as compared with CABG used alone.

    RISK FACTORS

    The Company's success will depend upon successful completion of clinical trials, which are at an early stage; the receipt of FDA and other governmental approvals, which may take considerable time, and may not be granted at all; acceptance of TMR, which is a new surgical procedure, among the medical community; the ability to protect the Company's intellectual property rights; the risks of claims of infringement of third party intellectual property rights; the ability of the Company to manage change and growth in its business, particularly in light of the Company's limited history of TMR operations and history of operating losses; the ability of the Company to succeed in light of significant competition; and other risks. See "Risk Factors."

PRODUCTS AND TECHNOLOGY

ECLIPSE TMR 2000 SYSTEM

    The Eclipse TMR 2000 system consists of the Eclipse TMR 2000 laser base unit and a line of fiber-optic, laser based surgical tools. Each surgical tool utilizes optical fiber to deliver laser energy from the source laser base unit to the distal tip of the surgical handpiece. The compact base unit occupies a small amount of operating room floor space, operates on a standard 208 or 220-volt power supply, features a self-contained cooling system which eliminates the need for electrical or plumbing modifications to the hospital operating room or catheterization laboratory where it is typically used on patients, and is light enough to move within the operating room or among operating rooms in order to use operating room space efficiently. Moreover, the flexible, lightweight and slender optical fiber used to deliver the laser energy to the patient enables ready access to the patient and to various sites within the open chest.

    The Eclipse TMR 2000 system and related surgical procedures are designed to be used without the requirement of the external systems utilized with certain competitive TMR systems. For example, the Eclipse TMR 2000 does not require electrocardiogram synchronization, which monitors the electrical output of the heart and times the use of the laser to minimize electrical disruption of the heart, or transesophageal echocardiography, which tests each application of the laser to the myocardium during the TMR procedure to determine if the pathway has penetrated through the myocardium into the heart chamber. These additional systems often require the presence of an additional physician. The Company's products are also designed to minimize bleeding in the external layer of the myocardium.

    ECLIPSE HOLMIUM LASER. The Eclipse TMR 2000 laser base unit generates laser light of a 2-micron wavelength by photoelectric excitation of a solid state holmium crystal. The holmium laser, because it uses a solid state crystal as its source, is compact, reliable and requires low maintenance. The Company has been using holmium lasers since the Company's inception.

    DISPOSABLE SURGICAL TOOLS. The Company offers to physicians a broad range of surgical tool options for their individual tactile preferences and solutions for the different geometry of each patient's heart cavity. These products are designed to give the surgeon control of the procedure, access to difficult to reach areas of the heart and clear visualization of the surgical field. Each such tool is designed for disposal after use in a single surgical procedure. The products include the following devices:

        CRYSTALPOINT. The CrystalPoint fiber-optic handpiece system utilizes a single, one millimeter diameter optical fiber to deliver the energy from the Eclipse TMR 2000 laser base unit to the targeted surgical sites within the body. The single strand design provides maximum tactile feedback to the surgeon, as he or she monitors the penetration of the laser into the myocardium. The fiber-optic design provides flexibility and maneuverability for the surgeon, particularly as compared to the articulated mechanical arms required in connection with CO(2) laser-based devices.

        CRYSTALFLEX AND J-GRIP. The CrystalFlex handpiece system is comprised of multiple, fine fiber-optic strands in a one millimeter diameter bundle. The CrystalFlex fiber delivers the same amount of laser energy as the CrystalPoint, but the fiber bundle makes the CrystalFlex more flexible than the CrystalPoint with its single solid core. The CrystalFlex is used in conjunction with the J-Grip handpiece to provide access to hard to reach sites within the heart cavity. The J-Grip handpiece, which is made of malleable stainless steel alloy, has a curved end which can be repeatedly adjusted while in use to reach different areas.

    The CrystalPoint and CrystalFlex fiber-optic handpieces each have an easy to install connector which screws into the laser base unit, and each device is pre-calibrated in the factory so it requires no special preparation. Some surgeons elect to use more than one product for a single patient such as combining the CrystalFlex and J-Grip for hard to reach sites and the CrystalPoint for easier to access areas.

REGULATORY STATUS

    The Company is currently involved in the second and final phase of a clinical study designed to assess the safety and effectiveness of TMR performed in an open chest procedure for the treatment of patients with Class IV angina as compared with drug therapy. The Company originally received FDA clearance to commence this clinical study in September 1995, and undertook Phase I of the study shortly thereafter in November 1995. Phase I was intended to provide indications of safety prior to undertaking expanded clinical trials, and was completed in January 1996. In February 1996, the FDA reviewed the Phase I results and authorized commencement of Phase II.

    Phase II of the study will involve a minimum of 126 patient trials, which are currently expected to be completed by the latter half of 1996, depending on the rate at which the Company is able to establish additional TMR sites and enroll patients in the study. Phase II commenced March 18, 1996 and through

March 31, 1996 a total of 10 trials had been performed. In addition, the Company intends to perform patient follow-up reviews for up to twelve months prior to submission of a PMA application. The limited number of trials to date do not represent a sufficiently large sample for results to date to be of statistical significance.


    In February 1996, the Company obtained FDA clearance to undertake Phase I of another clinical study of TMR intended to assess the safety and effectiveness of TMR used in conjunction with CABG as compared with CABG alone. The Company intends to begin these trials in the second quarter of 1996.

    There can be no assurance that the results of the Company's studies will be sufficient to obtain the PMA required to commercialize its TMR products. Additionally, there can be no assurance that the Company will not be required to conduct additional trials which may result in substantial costs and delays. See "-- Government Regulation."

SALES AND MARKETING

    The Company is currently restricted to selling its TMR products for investigational use only. To the extent permitted under FDA rules, the Company is seeking to promote market awareness of the Company's products among opinion leaders in the cardiovascular field and to recruit physicians and hospitals to participate in the Company's clinical trials. Although approximately 1,100 U.S. hospitals perform CABG procedures, the Company has focused its initial recruitment efforts, in connection with the current clinical trials, on the 200 hospitals in the U.S. that perform the greatest number of CABG procedures. To address this market area the Company maintains a domestic direct sales force consisting of five regional sales managers and utilizes a regional distributor of cardiovascular surgical products to manage sales in the sixth designated U.S. sales region. In the event the Company receives a PMA for the Company's TMR products, the Company intends to expand its direct sales and support personnel.

    The Company currently offers a laser base unit, at a current end user list price of $295,000 per unit, and disposable surgical tools (at least one of which must be used with each TMR procedure) at an end user unit price of $1,895. In order to assist hospitals in making the substantial investment in the Company's laser system, the Company intends either to sell the system to the hospital outright or to place the system with the hospital, for a placement fee (currently $25,000) plus an additional fee for each procedure performed.

    The Company intends to broaden its line of disposable products as part of its strategy to develop multiple platforms for TMR. In addition to the open chest TMR procedure currently under investigation, the Company intends to develop TMR systems designed for minimally invasive TMR surgical procedures and percutaneous TMR procedures, each of which are made possible by the use of the Company's flexible, lightweight and slender fiber-optic based surgical tools. Open chest TMR procedures and minimally invasive TMR surgical procedures would typically be performed by cardiac surgeons. In contrast, the Company believes that percutaneous TMR could be a viable procedure for interventional cardiologists for use in conjunction with other percutaneous procedures such as PTCA.

    In Europe,  the Company  has sold  a  TMR system  to Sorin  Biomedical  Inc.
("Sorin"), a leading supplier of cardiovascular surgery products and a subsidiary of Fiat S.p.A., for use by Sorin in conducting clinical trials in Europe. The Company is currently in discussions with Sorin and other firms to establish distribution relationships (subject to appropriate regulatory approvals). There can be no assurance that any such agreement will be consummated.


    From September 1995 through April 30, 1996, the Company installed systems in 20 hospitals in the U.S. and two hospitals in Europe. The Company believes it has installed TMR laser systems in more hospitals in the U.S. than any other TMR provider.


    The Company has developed, in conjunction with one of the major hospitals using the Company's TMR products, a training program to assist physicians in acquiring the expertise necessary to utilize the Company's TMR products and procedures. This program includes a comprehensive two-day course including observation of live TMR procedures, didactic training and hands-on performance of TMR in vivo.

    The Company exhibits its products at major cardiovascular meetings and recruits new investigators to buy the Company's products for investigational use in their hospitals. Investigators of the Company's products have made presentations at meetings around the world, describing their results. Articles will be submitted to peer-reviewed publications and industry journals to present the results of the ongoing clinical trials. The Company is also developing a comprehensive patient recruitment program for use by hospitals and physicians conducting the Company's investigational trials to promote awareness of TMR and to educate prospective clinical trial patients regarding TMR.

SCIENTIFIC ADVISORY BOARD

    The Company has recently formed a Scientific Advisory Board to meet with the Company on an individual and group basis and to discuss the Company's TMR products and procedures, relevant developments in cardiology and the treatment of heart disease, and strategic directions. In addition, the Company has worked with the medical staffs of several major universities in developing the protocols for the Company's TMR procedures and in clinical data monitoring and statistical analysis.

    The Scientific Advisory Board consists of a number of prominent members of the medical and scientific communities, including the following persons:

NAME                               OCCUPATION/TITLE
- ---------------------------------  --------------------------------------------------------------------
Eric Powers, M.D.                  Professor of Medicine and Director
                                   Cardiac Cath Laboratory
                                   University of Virginia

Norman Shumway, M.D.               Professor Emeritus
                                   Cardiothoracic Surgery
                                   Stanford University Medical Center

Vaughn Starnes, M.D.               Professor of Surgery and Chief
                                   Cardiothoracic Surgery
                                   University of Southern California School of Medicine

Eric Topol, M.D.                   Chairman
                                   Department of Cardiology
                                   Cleveland Clinic Foundation

    In addition, the Company meets several times each year, during professional conferences and exhibitions, with the group of physicians who serve as investigators in connection with the Company's clinical trials, in order to discuss clinical procedures and results.

RESEARCH AND DEVELOPMENT

    The Company's ongoing research and product development efforts are focused on the development of new and enhanced lasers, fiber-optic handpieces and TMR applications. The Company intends to continue to acquire and adapt for medical use the most promising new laser technologies and products. In addition, the Company continues to develop new laser handpieces in order to enhance the utility and quality of the Company's line of disposable surgical tools and to expand the indications for use and variety of procedures that can be performed with the Company's surgical tools. Specifically, the Company is seeking to achieve continual improvements in its TMR procedure, including greater surgical access and visualization of the surgical field; greater precision in the placement of pathways; reduced epicardial bleeding and bruising of heart muscle; greater margins of safety with respect to underlying heart structures; and reduced likelihood of induction of arrhythmia.

    In furtherance of the Company's strategy to develop the three principal surgical platforms for performance of TMR, current research efforts include enhancements to open chest surgical TMR as well as complementary techniques for minimally invasive surgical TMR and percutaneous TMR. In all these cases, the Company anticipates new disposable products will be required to satisfy market requirements. Minimally invasive surgical TMR and percutaneous TMR will each require FDA approval to commence clinical trials. See "-- Government Regulation."

    The Company's research and development spending, including expenditures related to clinical trials, was $906,000, $971,000 and $1 million, respectively, in 1993, 1994 and 1995, and was $517,000 in the first quarter of 1996. The Company expects that research and development expenses will increase substantially in connection with the Company's clinical trials and ongoing development efforts.

    All medical products of the types produced by the Company require a PMA prior to commercial marketing in the U.S. There can be no assurance that the Company will obtain a PMA from the FDA for the Company's TMR products.

    The Company has also done research and received FDA clearances for laser surgery products other than its TMR systems. The Company is not actively distributing such products at this time.

MANUFACTURING AND QUALITY ASSURANCE

    The   Company  manufactures  and  assembles   its  products  from  purchased
components and subassemblies, primarily at the Company's facility in Sunnyvale, California.

    Each laser is mobile and shock resistant, complies with Underwriters Laboratory ("UL") standards and is equipped with safety interlocks and user friendly controls and meters. Company production personnel assemble and test each laser system in a process designed to test the integrity of the laser system and to provide for accurate calibration of system components. Upon completion of these tests, the laser is packaged for shipment. Company personnel uncrate and install the laser at the hospital, and verify that the system meets acceptance criteria, including all laser power output specifications.

    Laser handpieces are fabricated from tubing, connectors and optical fibers, each of which is purchased from outside vendors. The individual optical fibers are cut to the appropriate length, bundled and placed in the extruded tubing and metal connectors, and the tip of the device is molded and polished. Prior to packaging, each handpiece is tested on a laser system to verify acceptable power output.

    The Company's assembly and manufacturing activities to date have consisted primarily of producing limited quantities of its laser units and fiber-optic accessories for sale to clinical investigators. The Company's future profitability will depend, in part, on its ability to achieve manufacturing efficiencies as production volumes increase.

    The core components of the Company's laser units and fiber-optic handpieces are generally acquired from multiple sources. The Company currently purchases certain laser and fiber-optic components and subassemblies from single sources. Although the Company has identified alternative vendors, the qualification of additional or replacement vendors for certain components or services is a lengthy process. Any significant supply interruption would have a material adverse effect on the Company's ability to manufacture its products and, therefore, would materially and adversely affect the Company's business, financial condition and results of operations. The Company intends to continue to qualify multiple sources for components that are presently single sourced and also to build an inventory of these items for use in the event of supply interruptions.

    The Company is committed to continuous quality improvement in its manufacturing and assembly operations. Each subassembly and product is thoroughly tested at multiple stages of production to ensure proper operation and compliance with applicable regulatory standards. Manufacturing quality is documented and monitored continually, and the Company is currently seeking to obtain ISO 9000 certification of the quality of its manufacturing processes.

    The Company is required to register as a manufacturer of medical devices with the FDA and state agencies such as the California Department of Health Services. As a condition to receipt of a PMA, the Company's facilities, procedures and practices will be subject to pre-approval GMP inspections and thereafter to ongoing, periodic inspections by the FDA and such other regulatory agencies.

    The Company is also subject to certain Federal, state and local regulations regarding environmental protection and hazardous substance controls, among others. Although the Company believes it currently complies in all material respects with such regulations, failure to comply could subject the Company to fines or other enforcement actions.

    The Company provides to its customers in the U.S. and to its foreign distributors a free one-year parts and service warranty for each laser unit. The Company offers extended warranty coverage for one-year periods to customers in the U.S. The Company also performs service on a fee basis on laser units that are no longer covered by warranty. Annual service contracts are generally priced at 10% of the purchase price of the laser unit. Handpieces are sold without warranty.

COMPETITION

    The Company expects that the market for TMR, which is currently in the early stages of development, will be intensely competitive. Competitors include PLC Systems, Inc. ("PLC") and CardioGenesis Corporation ("CardioGenesis"), both of which are currently selling TMR products for investigational use in the U.S. and abroad. Other competitors may also enter the market, including large companies in the laser and cardiac surgery markets. Many of these companies have or may have significantly greater financial, development, marketing and other resources than the Company.

    PLC is a publicly traded corporation which uses a CO(2) laser and an articulated mechanical arm in its TMR products. PLC obtained an IDE to undertake clinical trials in January 1990. PLC has conducted extensive trials but has not yet received a PMA. PLC has received the CE Mark which allows sales of its products commercially in all European Union countries. PLC has been issued patents for its apparatus and methods for TMR.

    CardioGenesis is a privately held company which uses a holmium laser and fiber optics in its TMR products. CardioGenesis has been issued patents for its methods of TMR, is actively promoting its products in Europe, and has obtained an IDE to begin clinical trials in the U.S.

    The Company believes that the factors which will be critical to market success include the timing of receipt of requisite regulatory approvals, effectiveness and ease of use of the TMR products and procedures on both a stand alone basis and in conjunction with other procedures such as CABG and PTCA, breadth of product line, system reliability, brand name recognition and effectiveness of distribution channels and cost of capital equipment and disposable devices.

    TMR also competes with other methods for the treatment of cardiovascular disease, including drug therapy, PTCA and CABG. Although the Company is seeking to demonstrate the safety and effectiveness of the Company's TMR procedures in patients for whom other cardiovascular treatments are not likely to provide relief, and in the future intends to pursue the safety and effectiveness of TMR when used in conjunction with other treatments, there can be no assurance that the Company's TMR products will be accepted. Moreover, technological advances in other therapies for cardiovascular disease such as pharmaceuticals or future innovations in cardiac surgery techniques could make such other therapies more effective or lower in cost than the Company's TMR procedure and could render the Company's technology obsolete. There can be no assurance that physicians will use the Company's TMR procedure to replace or supplement established treatments, or that the Company's TMR procedure will be competitive with current or future technologies. Such competition could materially and adversely affect the Company's business, financial condition and results of operations.

    Any product developed by the Company that gains regulatory approval will face competition for market acceptance and market share. An important factor in such competition may be the timing of market introduction of competitive products. Accordingly, the relative pace at which the Company can develop products, complete clinical testing and regulatory approval processes, gain reimbursement acceptance and supply commercial quantities of the product to the market are expected to be important competitive factors. In the event a competitor is able to obtain a PMA for its products prior to the Company, the Company's ability to compete successfully could be materially and adversely affected. There can be no assurance that the Company will be able to compete successfully against current and future competitors. Failure to do so would materially and adversely affect the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

    Laser-based surgical products and disposable fiber-optic accessories for the treatment of advanced cardiovascular disease through TMR are considered medical devices, and as such are subject to regulation in the U.S. by the FDA. The Company has FDA clearance for the sale of the Eclipse laser system for thoracic surgery. However, the Company has voluntarily submitted the device to the more rigorous PMA process with the objective of gaining approval for more specific labeling for the treatment of advanced cardiovascular disease.

    To obtain a PMA for a medical device, the Company must file a PMA application that includes clinical data and the results of pre-clinical and other testing sufficient to show that there is a reasonable assurance of safety and effectiveness of the product for its intended use. To begin a clinical study, an IDE must be obtained and the study must be conducted in accordance with FDA regulations. An IDE application must contain preclinical test data demonstrating the safety of the product for human investigational use, information on manufacturing processes and procedures, and proposed clinical protocols. If the IDE application is cleared by the FDA, human clinical trials may begin. The results obtained from these trials, if satisfactory, are accumulated and submitted to the FDA in support of a PMA application. Premarket approval from the FDA is required before commercial distribution of devices similar to those under development by the Company is permitted in the U.S. In addition to the results of clinical trials, the PMA application must include other information relevant to the safety and effectiveness of the device, a description of the facilities and controls used in the manufacturing of the device, and proposed labeling. By law, the FDA has 180 days to review a PMA application. While the FDA has responded to PMA applications within the allotted time frame, reviews more often occur over a significantly longer period and may include requests for extensive additional trials. There can be no assurance that the Company will not be required to conduct additional trials which may result in substantial costs and delays, nor can there be any assurance that a PMA will be obtained in a timely manner, if at all. In addition, changes in existing regulations or adoptions of new regulations or policies could prevent or delay regulatory approval of the Company's products. Furthermore, even if a PMA is granted, subsequent modifications of the approved device for the manufacturing process may require a supplemental PMA or the submission of a new PMA which could require substantial additional clinicial efficacy data and FDA review. After the FDA accepts a PMA application for filing, and after FDA review of the application, a public meeting is frequently held before an FDA advisory panel in which the PMA is reviewed and discussed. The panel then issues a favorable or unfavorable recommendation to the FDA or recommends approval with conditions. Although the FDA is not bound by the panel's recommendations, it tends to give such recommendations significant weight.

    Products manufactured or distributed by the Company pursuant to a PMA will be subject to pervasive and continuing regulation by the FDA, including, among other things, postmarket surveillance and adverse event reporting requirements. Failure to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, suspensions or delays of approvals, seizures or recalls of products, operating restrictions or criminal prosecutions. The FDC Act also requires the Company to manufacture its products in registered establishments and in accordance with GMP regulations and to list its devices with the FDA. Furthermore, as a condition to receipt of a PMA, the Company's facilities, procedures and practices will be subject to additional pre-approval GMP inspections and thereafter to ongoing, periodic GMP inspections by the FDA. These GMP regulations impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. The FDA has proposed amendments to the GMP regulations that will likely increase the cost of compliance with GMP requirements. Labeling and promotional activities are subject to scrutiny by the FDA. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. Changes in existing regulatory requirements or adoption of new requirements could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with laws and regulations in the future or that laws and regulations will not materially and adversely affect the Company's business, financial condition and result of operations.

    The Company is also regulated by the FDA under the Radiation Control for Health and Safety Act, which requires laser products to comply with performance standards, including design and operation requirements, and manufacturers to certify in product labeling and in reports to the FDA that their products comply with all such standards. The law also requires laser manufacturers to file new product and annual reports, maintain manufacturing, testing and sales records, and report product defects. Various warning labels must be affixed and certain protective devices installed, depending on the class of the product. In addition, the Company is subject to California regulations governing the manufacture of medical devices, including an annual licensing requirement. The Company's facilities are subject to ongoing, period inspections by the FDA and California regulatory authorities.

    Sales, manufacture and further development of the Company's TMR system also may be subject to additional federal regulations pertaining to export controls and environmental and worker protection, as well as to state and local health, safety and other regulations that by locality, which may require obtaining additional permits. The impact of such regulations cannot be predicted.


    Sales of medical devices outside of the U.S. are subject to foreign regulatory requirements that vary widely by country. The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA approval, and the requirements may differ. In addition, there may be foreign regulatory barriers other than pre-market approval, and the FDA must approve the export of devices to certain countries. To continue to market in Europe, the Company must obtain the certifications necessary to enable the Company to affix to its products the CE Mark by June 1998. The CE Mark is an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. In order to obtain a CE Mark, the Company must be in compliance with appropriate ISO 9000 standards and obtain certification of its quality assurance systems by a recognized European Union notified body. The CE Mark will generally allow the Company to market the products throughout Europe. However, certain individual countries within Europe require further approval by their national regulatory agencies. Failure to receive the right to affix the CE Mark or other requisite approvals will prohibit the Company from selling its TMR products in member countries of the European Union or elsewhere, and there can be no assurance that the Company will be successful in meeting the European certification requirements.


INTELLECTUAL PROPERTY MATTERS

    The Company's success will depend, in part, on its ability to obtain patent protection for its products, preserve its trade secrets, and operate without infringing the proprietary rights of others. The Company's policy is to seek to protect its proprietary position by, among other methods, filing U.S. and foreign patent applications related to its technology, inventions and improvements that are important to the development of its business. The Company holds five U.S. patents and related foreign patents relating to surgical treatment with lasers and fiber-optic handpieces, and has applied for or is in the process of applying for additional patents relating to its laser technology, TMR applications and fiber-optic handpieces. While the Company's existing patents are not being utilized with the Company's current TMR protocol, the Company believes such patents may be applicable to minimally invasive and percutaneous approaches. There can be no assurance that any of the Company's patents or patent applications will not be challenged, invalidated or circumvented in the future or that the rights granted thereunder will provide a competitive advantage. The Company intends to vigorously protect and defend its intellectual property. It is uncertain whether patent protection will continue to be available for surgical methods in the future. Costly and time-consuming litigation brought by the Company may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the enforceability, scope and validity of the proprietary rights of others.

    The Company also relies upon trade secrets, technical know-how and continuing technological innovation to develop and maintain its competitive position. The Company typically requires its employees, consultants and advisors to execute confidentiality and assignment of inventions agreements in connection with their employment, consulting, or advisory relationships with the Company. There can be no assurance, however, that these agreements will not be breached or that the Company will have adequate remedies for any breach. Furthermore, no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology, or that the Company can meaningfully protect its rights in unpatented proprietary technology.

    The medical device industry in general, and the industry segment that includes products for the treatment of cardiovascular disease in particular, have been characterized by substantial competition and litigation regarding patent and other intellectual property rights. In this regard, competitors of the Company have been issued a number of patents related to TMR. In September 1995 the Company received from a competitor a notice of potential infringement of the competitor's patent regarding a method for TMR utilizing synchronization of laser pulses to the beating of the heart. In January 1996, the Company received from a second competitor a notice of potential infringement of the competitor's patent regarding a method to perform TMR using fiber optics. The Company has concluded in each case, following discussion with its patent counsel, that it does not utilize the process and/or apparatus which is the subject of the patent at issue, and has responded to the respective competitor to such effect. The Company has received no further correspondence on either matter. There can be no assurance, however, that further claims or proceedings will not be initiated by either competitor, or that claims by other parties will not arise in the future. Any such claims in the future, with or without merit, could be time-consuming and expensive to respond to and could divert the attention of the Company's technical and management personnel. The Company may be involved in litigation to defend against claims of infringement by the Company, to enforce patents issued to the Company, or to protect trade secrets of the Company. If any relevant claims of third party patents are upheld as valid and enforceable in any litigation or administrative proceeding, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each such patent or to redesign its products or processes to avoid infringement.

    Patent applications in the United States are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. Accordingly, there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or internationally. In the event the Company were to require licenses to patents issued to third parties, there can be no assurance that such licenses would be available or, if available, would be available on terms acceptable to the Company, or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would materially and adversely affect the Company's business, financial condition and results of operations.

    Unrelated to the products used in its TMR procedure, the Company has received notices from three holders of patents requesting that the Company become a licensee. Although the Company believes that either these patents are subject to challenge as being invalid or are not infringed by the Company's products, there can be no assurance that the Company would prevail in any such action. In one case, the Company has taken a non-exclusive license to a patent involving arthroscopy use. In a second case, the Company buys components only from licensees of the patent holder, which the Company believes obviates the need for a separate license. In addition, the Company has received notice of interference of one of its patents involving products that the Company is not actively pursuing. The Company has received a non-exclusive license to the technology. Should the Company determine that it is necessary for it to obtain a license to any patents or intellectual property, there can be no assurance that any such license would be available on acceptable terms or at all, or that the Company would be able to develop or otherwise obtain alternative technology. Failure of the Company to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would materially and adversely affect the Company's business, financial condition and results of operations.

THIRD PARTY REIMBURSEMENT

    The Company expects that sales volumes and prices of the Company's products will depend significantly on the availability of reimbursement for surgical procedures using the Company's products from third party payors such as governmental programs, private insurance and private health plans. Reimbursement is a significant factor considered by hospitals in determining whether to acquire new equipment. Reimbursement rates from third party payors vary depending on the third party payor, the procedure performed and other factors. Moreover, third party payors, including government programs, private insurance and private health plans, have in recent years been instituting increasing cost containment measures designed to limit payments made to healthcare providers by, among other measures, reducing reimbursement rates, limiting services covered, negotiating prospective or discounted contract pricing and carefully reviewing and increasingly challenging the prices charged for medical products and services.

    Medicare reimburses hospitals on a prospectively determined fixed amount for the costs associated with an in-patient hospitalization based on the patient's discharge diagnosis, and reimburses physicians on a prospectively determined fixed amount based on the procedure performed, regardless of the actual costs incurred by the hospital or physician in furnishing the care and unrelated to the specific devices used in that procedure. Medicare and other third party payors are increasingly scrutinizing whether to cover new products and the level of reimbursement for covered products. In addition, Medicare traditionally has considered items or services involving devices that have not been approved or cleared for marketing by the FDA to be precluded from Medicare coverage. Under a new Health Care Financing Administration ("HCFA") policy effective November 1, 1995, Medicare coverage will not be precluded for items and related services involving devices that have been classified by the FDA as "non-experimental/investigational" ("Category B") devices and that are furnished in accordance with FDA-approved protocols governing clinical trials. Even with items or services involving Category B devices, however, Medicare coverage may be denied if other coverage requirements are not met, for example if the treatment is not medically needed for the specific patient. In November 1995, the Company received Category B designation from the HCFA. There can be no assurance, however, that this coverage will continue or that Medicare will reimburse adequately the costs of the Company's TMR procedures when and if a PMA is granted.

    The Company believes that reimbursement for the Company's TMR procedures to date has been sought primarily through Medicare. Accordingly, the Company has limited experience to date with the acceptability of its TMR procedures for reimbursement by private insurance and private health plans. There can be no assurance that private insurance and private health plans will approve reimbursement for TMR.


    In foreign markets, reimbursement is obtained from a variety of sources, including governmental authorities, private health insurance plans and labor unions. In most foreign countries, there are also private insurance systems that may offer payments for alternative therapies. Although not as prevalent as in the U.S., health maintenance organizations are emerging in certain European countries. The Company may need to seek international reimbursement approvals, and there can be no assurance that any such approvals will be obtained in a timely manner, if at all. Failure to receive foreign reimbursement approvals could have an adverse effect on market acceptance of the Company's products in the foreign markets in which such approvals are sought.



    The Company believes that reimbursement in the future will be subject to increased restrictions such as those described above, both in the U.S. and in foreign markets. The Company believes that the escalating cost of medical products and services has led to and will continue to lead to increased pressures on the health care industry, both foreign and domestic, to reduce the cost of products and services, including products offered by the Company. There can be no assurance that third party reimbursement and coverage will be available or adequate in U.S. or foreign markets, that current levels of reimbursement will not be decreased in the future, or that future legislation, regulation, or reimbursement policies of third party payors will not otherwise adversely affect the demand for the Company's products or its ability to sell its products on a profitable basis. Fundamental reforms in the healthcare industry in the U.S. and Europe that could affect the availability of third party reimbursement continue to be proposed, and the Company cannot predict the timing or effect of any such proposal. If third party payor coverage or reimbursement is unavailable or inadequate, the Company's business, financial condition and results of operations could be materially and adversely affected.

PRODUCT LIABILITY AND INSURANCE

    The Company maintains insurance against product liability claims in the amount of $1 million per occurrence and $1 million in the aggregate, and expects to seek to increase such coverage if and when a PMA is obtained. However, there can be no assurance that such coverage will continue to be available in the amount desired or on terms acceptable to the Company, or that such coverage will be adequate for liabilities actually incurred. Any uninsured or underinsured claim brought against the Company, or any claim or product recall that results in significant cost to or adverse publicity against the Company, could materially and adversely affect the Company's business, financial condition and results of operations.

LITIGATION


    The Company is not a party to any pending legal proceeding that, if determined adversely to the Company, the Company believes would have a material adverse effect on the Company. See "-- Intellectual Property Matters."


EMPLOYEES


    As of May 15, 1996 the Company had 32 employees, including 8 in research and development, 11 in manufacturing, 7 in sales and marketing and 6 in administration. All employees have entered into confidentiality agreements with the Company but the Company does not otherwise have employment agreements with any of its employees. None of the Company's employees is covered by a collective bargaining agreement and the Company has experienced no work stoppages to date.


FACILITIES


    The Company leases an approximately 17,700 square foot building in Sunnyvale, California. The facility contains a Class 10,000 clean room for laser handpiece and catheter fabrication. The facility is leased through March 1998, but the lease may be terminated earlier by the Company upon 135 days' prior written notice and payment of a penalty of $6,000, or extended for two additional one-year periods. The Company's former affiliate, Atlantis Catheter Company, Inc., currently subleases approximately 8,850 square feet of the premises for which it reimburses the Company for a pro-rata share of the rent. This sublease can be terminated upon 60 days' notice by either party. The Company believes that this facility is adequate to meet its foreseeable requirements through at least 1996. There can be no assurance that additional facilities will be available to the Company if and when needed thereafter.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the directors and executive officers of the Company:

                   NAME                         AGE                             POSITION
- -------------------------------------------     ---     ---------------------------------------------------------
Douglas Murphy-Chutorian, M.D.(1)               41      Chairman of the Board and Chief Executive Officer
Richard L. Mueller Jr.                          40      President, Chief Operating Officer and Director
Barbara A. Dreblow                              39      Chief Financial Officer
Janet Kaiser Castaneda                          53      Vice President, Legal
Linda J. Fenney, M.D.                           45      Vice President, Medical Affairs
Stuart D. Harman                                43      Vice President, Product Development
Margaret S. Yarak                               43      Vice President, Marketing
Robert L. Mortensen(1)(2)                       62      Director
Iain M. Watson(1)(2)                            40      Director

- ------------------------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

    All directors hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. Officers serve at the discretion of the Board and are appointed annually. There are no family relationships between the directors or officers of the Company.

    DOUGLAS MURPHY-CHUTORIAN, M.D. has been Chairman of the Board and Chief Executive Officer of the Company since June 1989. Dr. Murphy-Chutorian was also Chairman of the Board of Atlantis Catheter Company, Inc. ("Atlantis") from November 1993 to March 1996 when Atlantis was acquired by Biocompatibles International plc. Dr. Murphy-Chutorian is an interventional cardiologist and served as a Clinical Assistant Professor in the Department of Cardiology and Cardiovascular Medicine at Albert Einstein College of Medicine (Montefiore Division) and Stanford University Medical Center from 1986 through July 1990. He is currently a member of the voluntary clinical staff of Stanford University Medical Center and of Montefiore Medical Center. Dr. Murphy-Chutorian received his M.D. degree from the College of Physicians and Surgeons, Columbia University, completed his residency at New York University/Bellevue Hospital and completed his cardiology training at Stanford University Medical Center.

    RICHARD L. MUELLER, JR. has been President and Chief Operating Officer of the Company since December 1995. From May 1994 until December 1995, Mr. Mueller was Vice President of Research and Development at Heartport, Inc., a minimally-invasive cardiac surgery company. From November 1990 until May 1994, Mr. Mueller was Director of Research and Development at Origin Medsystems, Inc., an endosurgical device manufacturer. From March 1987 until November 1990, Mr. Mueller was Director of New Product Development at Devices for Vascular Intervention, Inc., a coronary atherectomy manufacturer. Mr. Mueller holds a B.S.E.E. degree from Northwestern Polytechnic University and a B.S. degree in business management from Westminster College.

    BARBARA A. DREBLOW has been Chief Financial Officer of the Company since November 1994. From November 1992 until November 1994, Ms. Dreblow was Corporate Controller and Director of Finance for First Pacific Networks, Inc., a telecommunications equipment manufacturer. From November 1989 to November 1992, Ms. Dreblow was a manager with Coopers & Lybrand, L.L.P., a public accounting firm. Ms. Dreblow is a certified public accountant.

    JANET KAISER CASTANEDA has been Vice President, Legal of the Company since March 1996. From July 1988 until March 1996, Ms. Castaneda was an attorney at the Law Offices of James E. Eakin, an intellectual property firm in Belmont, California. Ms. Castaneda holds a B.S. degree in Medical Technology from Michigan State University, a J.D. degree from University of Puget Sound and is a Registered Patent Attorney.

    LINDA J. FENNEY, M.D. has been Vice President, Medical Affairs of the Company since February 1996. From November 1994 to December 1995, Dr. Fenney was Director of Safety and Surveillance for Roche Corporation. From September 1993 to November 1994, Dr. Fenney was Director of Labeling and Post Marketed Safety for Syntex Pharmaceutical Co. and from 1989 to 1993 she was Associate Medical Director, Cardiovascular Therapy at the Institute of Clinical Medicine at Syntex Pharmaceutical Co. From 1989 to 1995, Dr. Fenney was a member of the voluntary clinical faculty in Cardiology at Stanford University Medical Center. Dr. Fenney received her medical degree from London University and completed residency training in England and at Stanford University Medical Center.

    STUART D. HARMAN has been Vice President, Product Development of the Company since January 1996. From April 1994 until December 1995, Mr. Harman was Director of the Surgical Products Division of the Company. From September 1991 until March 1994, Mr. Harman was Marketing Manager for Sunrise Technologies, Inc., a medical laser manufacturer. From 1980 until August 1991, Mr. Harman held various engineering and marketing management positions at Heraeus LaserSonics, Inc., a medical laser manufacturer.

    MARGARET S. YARAK has been Vice President, Marketing of the Company since December 1995. From April 1992 to December 1995, Ms. Yarak was a marketing and public relations consultant to several medical device and pharmaceutical companies. From 1989 to 1992, Ms. Yarak was Vice President, Corporate Development of SysteMed, Inc., a pharmacy benefits management firm. From 1984 to 1989 she held a variety of marketing positions at McGaw, Inc., an intravenous products and medical device company. Ms. Yarak received a Masters degree in Education from Tufts University.

    ROBERT L. MORTENSEN has been a director of the Company since April 1992. Since 1984, Mr. Mortensen has been either President or Chairman of the Board and a director of Lightwave Electronics Corporation, a solid-state laser company that he founded. He holds an MBA from Harvard University.

    IAIN M. WATSON has been a director of the Company since April 1992. Since September 1993, Mr. Watson has been President of HAL Investments, Inc., an investment company. From 1980 to September 1993, Mr. Watson held various positions with the Boston Consulting Group, a management consulting firm. Mr. Watson holds an MBA from Harvard University.

BOARD COMMITTEES

    The Board of Directors formed a Compensation Committee and an Audit Committee in 1994. Prior to such date, there were no committees of the Board of Directors. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for the Company's officers and employees and administers the Company's Stock Option Plan and Employee Stock Purchase Plan. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors including review and analysis of the Company's systems and the adequacy of controls.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors consists of Dr. Murphy-Chutorian, Mr. Mortensen and Mr. Watson. No member of the Compensation Committee or executive officer of the Company has a relationship that constitutes an interlocking relationship with executive officers or directors of another entity.

LIMITATION OF LIABILITY AND INDEMNIFICATION


    The Company's Restated Articles of Incorporation eliminate to the fullest extent permissible under California law the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition, the Company's Amended and Restated Bylaws provide that the Company must indemnify its officers, directors, employees and other agents, to the fullest extent permitted by California law. The Company has entered into indemnification agreements with each officer, director and employee of the Company to such effect. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The Company will seek to obtain officers' and directors' insurance in the near future. The Company will bear the expenses of such policy.

DIRECTOR COMPENSATION

    Directors who are not compensated as employees or consultants to the Company receive a retainer of $10,000 per year for serving on the Board of Directors, plus fees of $1,500 per board meeting and $1,500 per committee meeting, provided such committee meeting does not occur on the same day as a board meeting.

    The Company also has a Director Stock Option Plan for non-employee directors. Directors Iain Watson and Robert Mortensen were each granted an option to purchase an aggregate of 9,000 shares of Common Stock pursuant to such Plan in fiscal 1995. See "Management -- Director Stock Option Plan."

EXECUTIVE COMPENSATION

    The following table sets forth all compensation received for services rendered to the Company and the Company's subsidiaries in all capacities during fiscal 1995 by (i) the Company's Chief Executive Officer and (ii) the Company's two other executive officers whose total compensation exceeded $100,000 during fiscal 1995 (together, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                             COMPENSATION
                                                                                             -------------
                                                                                                AWARDS
                                                                                 ANNUAL      -------------
                                                                              COMPENSATION    SECURITIES
                                                                              -------------   UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITIONS                                         YEAR        SALARY      OPTIONS/SARS     COMPENSATION(1)
- -----------------------------------------------------------------  ---------  -------------  -------------  -------------------
Douglas Murphy-Chutorian, M.D. ..................................       1995   $   207,130        --             $     320
 Chairman of the Board and Chief Executive Officer
Barbara A. Dreblow ..............................................       1995       100,000        --                    66
 Chief Financial Officer
Stuart D. Harman ................................................       1995       100,666        106,029              112
 Vice President, Product Development

- ------------------------

(1) Payment of life insurance premiums.

    The following table sets forth certain information concerning grants of stock options to each of the Named Executive Officers during the fiscal year ended December 31, 1995.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                      INDIVIDUAL GRANTS(1)                        VALUE AT ASSUMED
                                  ------------------------------------------------------------    ANNUAL RATES OF
                                    NUMBER OF    PERCENT OF TOTAL                                   STOCK PRICE
                                   SECURITIES      OPTIONS/SARS                                   APPRECIATION FOR
                                   UNDERLYING       GRANTED TO       EXERCISE OR                   OPTION TERM(2)
                                  OPTIONS/SARS     EMPLOYEES IN      BASE PRICE    EXPIRATION   --------------------
NAME                                 GRANTED        FISCAL YEAR        ($/SH)         DATE         5%         10%
- --------------------------------  -------------  -----------------  -------------  -----------  ---------  ---------
Douglas Murphy-Chutorian,
 M.D. ..........................       --               --               --            --          --         --
Barbara A. Dreblow..............       --               --               --            --          --         --
Stuart D. Harman................      106,029             8.10%       $    1.67       12/31/05  $   8,836  $  17,672

- ------------------------
(1) Each of these options was granted pursuant to the Stock Option Plan. These options were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors of the Company on the date of grant and, as long as the optionee maintains continuous employment with the Company, vest over a three year period at the rate of one-third of the shares on the first anniversary of the date of grant and 1/36th of the grant per month thereafter. The options granted were Incentive Stock Options. No options were granted for a term longer than ten years. No SARs were granted.

(2) In accordance with the rules of the Securities and Exchange Commission, shown are the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future increases in the price of its Common Stock.

    The following table sets forth certain information as of December 31, 1995 concerning exercisable and unexercisable stock options held by each of the Named Executive Officers. None of the Named Executive Officers exercised any options during fiscal year 1995.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                 OPTIONS/SARS AT        IN-THE-MONEY OPTIONS/SARS
                                                                 FISCAL YEAR END          AT FISCAL YEAR END(1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ----------------------------------------------------------  -----------  -------------  -----------  -------------
Douglas Murphy-Chutorian, M.D. ...........................      --            --            --            --
Barbara A. Dreblow........................................      54,168         95,832    $  12,639    $    22,361
Stuart D. Harman..........................................       8,151        111,849        1,902          1,358

- ------------------------
(1) The value for an "in the money" option represents the difference between the exercise price of such option and the fair market value of the Company's Common Stock at December 31, 1995 as determined by the Company's Board of Directors, multiplied by the total number of shares subject to the option.

STOCK OPTION PLAN

    The Company's Stock Option Plan (the "Stock Plan") provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and for the granting to employees and consultants of nonstatutory stock options and stock purchase rights ("SPRs"). The amended and restated Stock Plan was approved by the Board of Directors and by the shareholders in April 1996. Unless terminated sooner, the Stock Plan will terminate automatically March 31, 2006. The Board has the authority to amend, suspend or terminate the Stock Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the Stock Plan.

    Four million shares of Common Stock have been reserved for issuance pursuant to the Stock Plan. As of the date of this Prospectus, options to purchase an additional 2,662,526 shares of Common Stock were outstanding under the Stock Plan at a weighted average exercise price of $1.81 per share, and an additional 1,332,230 shares of Common Stock remained available for future grant.

    The Stock Plan may be administered by the Board of Directors or a committee of the Board (the "Committee"), which Committee is required to be constituted to comply with Section 16(b) of the Exchange Act and applicable laws. The Committee has the power to determine the terms and conditions of the options or SPRs granted, including the exercise price, the number of shares subject to each option or SPR and the exercisability thereof, and the form of consideration payable upon exercise. Options and SPRs granted under the Stock Plan are not generally transferable by the optionee other than by will or laws of descent, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the Stock Plan to date typically vest over three years and have a ten-year term. Options granted under the Stock Plan must be exercised within three months of the end of optionee's status as an employee or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term. In the case of SPRs, unless the Committee determines otherwise, the Restricted Stock Purchase Agreement evidencing the sale of the shares to purchaser shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Committee. The exercise price of all incentive stock options granted under the Stock Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the Plan is determined by the Committee. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the Stock Plan may not exceed ten years.

    The Stock Plan provides that in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets or SPR, each option and SPR shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options and SPRs are not assumed or substituted as described in the preceding sentence, the option or the SPR will terminate unless the Administrator shall provide for the accelerated vesting of options outstanding at such time. If the Administrator makes an option or SPR exercisable in full in the event of a merger or sale of assets, the Administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

    Richard L. Mueller Jr., Chief Operating Officer and a director of the Company, was granted an option to purchase an aggregate of 750,000 shares of Common Stock of the Company in December 1995 at an exercise price of $1.67 per share. Linda J. Fenney, Vice President, Medical Affairs of the Company, was granted an option to purchase an aggregate of 64,500 shares of Common Stock of the Company in December 1995 at an exercise price of $1.67 per share. Margaret
S. Yarak, Vice President, Marketing of the Company, was granted an option to purchase an aggregate of 75,000 shares of Common Stock of the Company in December 1995 at an exercise price of $1.67 per share. None of such officers was a Named Executive Officer for 1995.

DIRECTOR STOCK OPTION PLAN


    Non-employee directors are entitled to participate in the Director Stock Option Plan (the "Director Plan"). The amended and restated Director Plan was adopted by the Board of Directors and the shareholders in April 1996. The Director Plan has a term of ten years and will terminate March 31, 2006, unless terminated sooner by the Board. A total of 200,000 shares of Common Stock have been reserved for issuance under the Director Plan. As of the date of this prospectus, options to purchase 33,000 shares of Common Stock were outstanding at a price of $5.91 per share, and options to purchase 167,000 shares of Common Stock remained available for future grant under the Director Plan.


    The Director Plan provides for the automatic grant of 22,500 shares of Common Stock to each non-employee director first elected or appointed to the Board after June 1, 1996 on the date on which such person first becomes a non-employee director (the "First Option"). Subsequently, each non-employee director shall automatically be granted an option to purchase 7,500 shares (a "Subsequent Option") each year on the date of such non-employee director's annual reelection to the Board, if on such date he or she shall have served on the Board for at least six months. Each First Option and each Subsequent Option shall have a term of 10 years. The First Option shall vest as to 1/3rd of the shares subject to the First Option per year following the date of grant. Each Subsequent Option shall vest in full one year following the date of grant. The exercise prices of the First Option and each Subsequent Option shall be 100% of the fair market value per share of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq National Market, on the date of grant.

    In the event of a merger of the Company or the sale of substantially all of the assets of the Company, each option may be assumed or an equivalent option substituted by the successor corporation. If an option is assumed or substituted for, it shall continue to vest as provided in the Director Plan. If the successor does not agree to assume or substitute the option, each option shall also become fully vested and exercisable for a period of thirty days from the date the Board notifies the optionee of the option's full exercisability, after which period the option shall terminate. Options granted under the Director Plan must be exercised within sixty days of the end of the optionee's tenure as a director of the Company, but in no event later than the expiration of the option's ten year term. In the case of death or disability of the non-employee director terminating the non-employee director's status as a director or such death or disability occurring sixty days after termination of director status, the optionee will have twelve months from such date to exercise his or her option, but in no event may the option be exercised after the expiration of the option's ten year term. No option granted under the Director Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee.

    The administration and other terms of the Director Plan have been structured so that options granted to the non-employee directors who administer the Company's stock plans shall qualify as transactions exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

EMPLOYEE STOCK PURCHASE PLAN

    The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and shareholders in April 1996. A total of 250,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, has two six-month offering periods each year beginning on the first trading day on or after May 16 and November 16, respectively, except for the first such offering period which commences on the first trading day on or after the date the Securities and Exchange Commission declares the Company's registration statement on Form S-1 effective and will end on the last trading day on or before November 15, 1996. The Purchase Plan is administered by the Board of Directors or by a committee appointed by the Board. The Purchase Plan will be administered so as to comply with any applicable requirements of Rule 16b-3 of the Exchange Act. Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions of up to 15% of an employee's compensation except that in the first offering period payroll deductions of up to 20% are allowed (including commissions, overtime and other bonuses and incentive compensation), up to a maximum of $21,250 for all offering periods ending within the same calendar year. The price of stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the Common Stock at the beginning or at the end of each offering period. Employees may end their participation in the offering at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically on termination of employment with the Company.

    Rights granted under the Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the Purchase Plan. The Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, the Board of Directors will shorten the offering period (so that employees' rights to purchase stock under the Plan are exercised prior to the merger or sale of assets). The Purchase Plan will terminate in April 2006. The Board of Directors has the authority to amend or terminate the Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the Purchase Plan.

                              CERTAIN TRANSACTIONS

    Between January 1994 and July 1994, the Company raised capital through the issuance of promissory notes in which purchasers of each $50,000 unit were issued (i) a nonrecourse promissory note in the principal amount of $50,000, bearing interest at an annual rate of 10%, with principal and interest payable on the earlier of consummation of the Offering or November 12, 1995 (a "Nonrecourse Note"); (ii) 33,333 shares of Common Stock; and (iii) a warrant to purchase up to 33,333 shares of Common Stock at a purchase price of $1.67 per share. Upon the maturity of the Nonrecourse Notes, each holder thereof was offered by the Company a further warrant to purchase up to 1,764 shares of Common Stock at a purchase price of $4.17 per share in exchange for agreeing to delay redemption of their Nonrecourse Note until December 31, 1996. Iain M. Watson, a director of the Company, purchased a $50,000 unit in the financing described above, and was issued a warrant to purchase up to 1,764 shares of Common Stock at a purchase price of $4.17 per share in exchange for agreeing to delay redemption of his Nonrecourse Note until December 31, 1996. In addition, during 1995, the Company borrowed a total of $100,000 from Mr. Watson pursuant to two notes payable with Mr. Watson bearing interest at 10% per annum. These notes were repaid in full during 1995.

                             PRINCIPAL SHAREHOLDERS


    The following table sets forth certain information before and immediately after the Offering regarding beneficial ownership of Common Stock of the Company by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock; (ii) each director and each Named Executive Officer; and (iii) all directors and executive officers as a group, based on shares outstanding as of May 15, 1996.


                                                                             SHARES BENEFICIALLY    SHARES BENEFICIALLY
                                                                             OWNED PRIOR TO THE       OWNED AFTER THE
                                                                                  OFFERING              OFFERING(1)
                                                                           -----------------------  -------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                         NUMBER      PERCENT          PERCENT
- -------------------------------------------------------------------------  ----------  -----------  -------------------
Douglas Murphy-Chutorian, M.D.(2)........................................   5,063,427       43.3%            32.3%
  c/o Eclipse Surgical Technologies, Inc.
  1049 Kiel Court
  Sunnyvale, CA 94089
Tawfeek Shaheen(3).......................................................   1,090,689        9.2%             6.9%
  Box 316
  Sonoma, CA 95476
Iain M. Watson(4)........................................................     218,298        1.9%             1.4%
Barbara A. Dreblow(5)....................................................      83,334       *                *
Robert L. Mortensen(6)...................................................      61,029       *                *
Stuart D. Harman(7)......................................................      10,866       *                *
Richard L. Mueller Jr....................................................      --          --               --
All directors and executive officers as a group (8 persons)(8)...........   5,448,954       45.6%            34.2%

- ------------------------

(1) Assumes no exercise of the Underwriter's over-allotment option.

(2)  Includes an aggregate  of 3,719,454 shares  of Common Stock  held by Leslie
    Murphy-Chutorian,  the   wife  of   Dr.   Murphy-Chutorian,  and   by   Mrs.
    Murphy-Chutorian as custodian for their minor children.

(3) Includes warrants to purchase an aggregate of 126,294 shares of Common Stock exercisable within 60 days of the date hereof.

(4) Includes options and warrants to purchase an aggregate of 96,126 shares of Common Stock exercisable within 60 days of the date hereof.

(5) Consists of options to purchase an aggregate of 83,334 shares of Common Stock exercisable within 60 days of the date hereof.

(6) Consists of options to purchase an aggregate of 61,029 shares of Common Stock exercisable within 60 days of the date hereof.

(7) Consists of options to purchase an aggregate of 10,866 shares of Common Stock exercisable within 60 days of the date hereof.

(8) Includes options and warrants to purchase an aggregate of 263,355 shares of Common Stock exercisable within 60 days of the date hereof. See notes 3, 4, 5, 6 and 7 above.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value. As of March 31, 1996, there were 11,682,396 shares of Common Stock outstanding, a total of 201 shareholders of record and no shares of Preferred Stock outstanding. The following descriptions of the Company's securities are qualified in their entirety by reference to the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, and the warrant agreements described below.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the shareholders. Upon giving the legally required notice, shareholders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any then-outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution, or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any then-outstanding Preferred Stock. Holders of Common Stock have no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the Offering will be, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority, without the requirement of further shareholder approval, to designate one or more series of Preferred Stock and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, preemptive rights, terms of redemption, liquidation preferences and sinking fund terms. The Board of Directors similarly has the authority to fix the number of shares of each such series (up to an aggregate for all series of Preferred Stock of 5,000,000 shares); to increase or decrease such number of shares (but not below the number of shares of any such series then outstanding) and to issue up to 5,000,000 shares.

    The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring, or preventing a change in control of the Company.

WARRANTS

    As of March 31, 1996, there were warrants outstanding to purchase 1,171,638 shares of Common Stock at exercise prices ranging from $1.67 to $4.17 per share and expiration dates through 1999. All warrants contain provisions for the adjustment of the exercise price upon the occurrence of certain events including stock dividends, stock splits, reorganizations, reclassifications and mergers and termination upon certain public offerings, mergers or sales of Company assets. The foregoing warrants were issued in reliance on exemptions from the registration requirements of the Securities Act. Shares issuable upon exercise of the warrants will be "restricted" securities for purposes of the Securities Act.

REGISTRATION RIGHTS

    Under the terms of certain registration rights agreements, among the Company and certain holders of its securities (the "Rights Agreements"), following the closing of the Offering, the holders of approximately 10,231,953 shares of Common Stock (the "Registrable Securities"), will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the Rights Agreements, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other shareholders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to include their Registrable Securities therein, subject to, among other conditions, the Company's right to limit the number of such shares included in any such registration based upon the advice of the underwriters. Further, holders of Registrable Securities may require the Company to register all or a portion of their Registrable Securities at any time after 180 days following the effective date of the Registration Statement of
which  this  Prospectus  forms  a  part,  subject  to  certain  conditions   and
limitations.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is The First National Bank of Boston.

LISTING

    The Company has applied to list its Common Stock on the Nasdaq National Market under the trading symbol ESTI. The Company has not applied to list its Common Stock on any other exchange or quotation system.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the consummation of the Offering, the Company will have 15,682,396 shares of Common Stock outstanding, based on shares outstanding as of May 15, 1996, of which the 4,000,000 shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act. The remaining 11,682,396 shares of Common Stock to be outstanding after the Offering are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, because such shares were issued and sold by the Company in transactions not involving a public offering and in the future may only be sold pursuant to a registration statement under the Securities Act, in compliance with the provisions of Rule 144 or pursuant to another exemption under the Securities Act. Sales of a substantial number of shares of Common Stock in the public market following the Offering could adversely affect the market price for the Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act, and by lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of PaineWebber Incorporated. However, PaineWebber Incorporated may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. As a result of these restrictions, based on shares outstanding as of May 15, 1996, on the date of this Prospectus, a total of 269,544 shares other than the 4,000,000 shares offered hereby will be eligible for sale; an additional 116,667 shares will be eligible for sale 90 days after the date of this Prospectus pursuant to Rule 144; an additional 9,629,937 shares will be eligible for sale 180 days after the date of this Prospectus under Rule 144. In addition, the Company intends to register on the effective date of the Offering a total of 4,444,756 shares of Common Stock subject to outstanding options or reserved for issuance under the Company's Stock Option Plan, Director Stock Option Plan and Employee Stock Purchase Plan. Further, upon expiration of the lock-up agreements referred to above, holders of approximately 10,231,953 shares of Common Stock will be entitled to certain registration rights, including 201,249 shares which have the right to demand registration. Such demands may be made as early as 180 days following the Offering. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Common Stock. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

    The Company's officers and directors and certain other shareholders have agreed not to sell or otherwise dispose of their shares of Common Stock (an aggregate of 11,296,185 shares plus 3,867,164 shares issuable upon the exercise of outstanding warrants or options) for a period of at least 180 days from the date of this Prospectus, without the prior written consent of PaineWebber Incorporated.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), who has beneficially owned restricted shares of Common Stock for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the total number of outstanding shares of Common Stock or, (ii) the average weekly trading volume in the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

    In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Common Stock that are not restricted securities. Under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an affiliate of the Company, a person who is not an affiliate at the time of sale and has not been an affiliate at any time during the 90 days prior to the sale could be entitled to sell the shares without compliance with the foregoing requirements under Rule 144.

    Prior to the Offering there has been no market for the shares of Common Stock and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such securities for sale will have on the market price prevailing from time to time. Nevertheless, the possibility that substantial amounts of shares of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING

    The underwriters named below (the "Underwriters"), for whom PaineWebber Incorporated, Deutsche Morgan Grenfell/C. J. Lawrence Inc. and Jefferies &
Company, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement among the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the number of shares of Common Stock set forth opposite the name of such Underwriter below at the price set forth on the cover page of this Prospectus under "Proceeds to Company":

                                                                                             NUMBER OF
                                        UNDERWRITER                                            SHARES
- -------------------------------------------------------------------------------------------  ----------
PaineWebber Incorporated...................................................................
Deutsche Morgan Grenfell/C. J. Lawrence Inc................................................
Jefferies & Company, Inc...................................................................

                                                                                             ----------
  Total....................................................................................   4,000,000
                                                                                             ----------
                                                                                             ----------

    The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Common Stock listed above are subject to certain conditions. The Underwriting Agreement also provides that the Underwriters are committed to purchase, and the Company is obligated to sell, all of the shares offered hereby if any of the shares being sold pursuant to the Underwriting
Agreement are purchased (without consideration of any shares that may be purchased through the exercise of the Underwriters' over-allotment option).

    The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession to other dealers not in excess of $ per share. After the initial public offering of the Common Stock, the public offering price, the concessions to selected dealers and the reallowance to other dealers may be changed by the Representatives.

    The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 600,000 additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriters may exercise such option only to cover over-allotments, if any, incurred in the sales of shares of Common Stock. To the extent the Underwriters exercise such option, each of the Underwriters will become obligated, subject to certain conditions, to purchase such percentage of such additional shares of Common Stock as is approximately equal to the percentage of shares of Common Stock that it is obligated to purchase as shown in the table set forth above.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    The Representatives have informed the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

    The Company and each of its executive officers and directors, and certain of its existing shareholders, have agreed not to offer, sell, contract to sell, or grant any option to purchase or otherwise dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for any capital stock of the Company owned by any of them prior to the expiration of 180 days from the date of this Prospectus, except (i) for the shares of Common Stock offered hereby, (ii) with the prior written consent of PaineWebber Incorporated and
(iii) in the case of the Company, for the issuance of shares of Common Stock upon the exercise of options, or the grant of options to purchase shares of Common Stock or restricted stock awards under the Company's Stock Option Plan, Director Option Plan or Employee Stock Purchase Plan.

    Prior to the Offering, there has been no public market for the Common Stock of the Company. The initial public offering price was determined pursuant to negotiations between the Company and the Representatives. Among the factors considered in determining the initial public offering price, in addition to prevailing market conditions, were certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

                                 LEGAL MATTERS

    Certain legal matters with respect to the securities which are being offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, of Palo Alto, California and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, San Francisco, California. Owen, Wickersham & Erickson has acted as special counsel to the Company in connection with matters related to the Company's patents. Roger Erickson, of counsel to such firm, is the owner of 17,463 shares of Common Stock.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1995 and for each of the three years in the period ended December 31, 1995, included elsewhere in this Prospectus and the Registration Statement, have been so included in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing. The discussion of certain intellectual property matters in the sections entitled "Risk Factors -- Uncertainty Regarding Patents and Protection of Proprietary Technology; Risks of Future Litigation" and "Business -- Intellectual Property Matters" have been so included in reliance on the advice of Owen, Wickersham & Erickson, given on the authority of such firm as experts in intellectual property matters.

                             ADDITIONAL INFORMATION

    The Company is not currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but will become subject to the requirements of the Exchange Act as of the effective date of the Registration Statement of which this Prospectus forms a part. In accordance with the Exchange Act, the Company will file reports, proxy statements, quarterly reports and other information with the Commission. Such reports, proxy statements, quarterly reports and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661 and copies of such material can be obtained from the Commission's Public Reference Section at prescribed rates.

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGES
                                                                                                                -----
Report of Independent Accountants..........................................................................         F-2

Financial Statements:
  Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996 (UNAUDITED)...........................         F-3
  Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and the three months ended
   March 31, 1995 and 1996 (UNAUDITED).....................................................................         F-4
  Statements of Shareholders' Equity (Deficit) for the years ended December 31, 1993, 1994 and 1995 and the
   three months ended March 31, 1995 and 1996 (UNAUDITED)..................................................         F-5
  Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and the three months ended
   March 31, 1995 and 1996 (UNAUDITED).....................................................................         F-6
  Notes to Financial Statements............................................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
Eclipse Surgical Technologies, Inc.:

    We have audited the accompanying balance sheets of Eclipse Surgical Technologies, Inc. as of December 31, 1994 and 1995, and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eclipse Surgical Technologies, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

San Jose, California
March 29, 1996

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                     DECEMBER 31,
                                                                                 --------------------
                                                                                   1994       1995
                                                                                 ---------  ---------   MARCH 31,
                                                                                                          1996
                                                                                                       -----------
                                                                                                       (UNAUDITED)
Current assets:
  Cash and cash equivalents....................................................  $     132  $     123   $   1,277
  Accounts receivable, net of allowance for doubtful accounts of $60 and $29 at
   December 31, 1994 and 1995, respectively, and $63 at March 31, 1996.........        381        532       1,440
  Inventories..................................................................      1,833      1,670       1,612
  Other current assets.........................................................        363         14          75
                                                                                 ---------  ---------  -----------
    Total current assets.......................................................      2,709      2,339       4,404
Property and equipment, net....................................................        108         98         135
Other assets...................................................................        105         22         140
                                                                                 ---------  ---------  -----------
    Total assets...............................................................  $   2,922  $   2,459   $   4,679
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

                                                   LIABILITIES

Current liabilities:
  Accounts payable.............................................................  $     951  $   1,217   $   1,233
  Accrued liabilities..........................................................        551        547         686
  Customer deposits............................................................        224        270         326
  Short-term borrowings........................................................     --             45      --
  Current portion of long-term debt............................................        326      1,809       1,691
                                                                                 ---------  ---------  -----------
    Total current liabilities..................................................      2,052      3,888       3,936
Long-term debt, less current portion...........................................      1,009     --              23
                                                                                 ---------  ---------  -----------
    Total liabilities..........................................................      3,061      3,888       3,959
                                                                                 ---------  ---------  -----------
Commitments and contingencies (Note 9).

                                          SHAREHOLDERS' EQUITY (DEFICIT)

Preferred stock, no par value:
  Authorized: 5,000 shares;
  Issued and outstanding: none
Common stock, no par value:
  Authorized: 50,000 shares;
  Issued and outstanding: 10,469 shares at December 31, 1994, 11,210 shares at
   December 31, 1995 and 11,682 shares at March 31, 1996.......................      3,450      4,690       6,659
Notes receivable for sale of common stock......................................     --           (104)     --
Accumulated deficit............................................................     (3,589)    (6,015)     (5,939)
                                                                                 ---------  ---------  -----------
    Total shareholders' equity (deficit).......................................       (139)    (1,429)        720
                                                                                 ---------  ---------  -----------
    Total liabilities and shareholders' equity (deficit).......................  $   2,922  $   2,459   $   4,679
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

   The accompanying notes are an integral part of these financial statements

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.
                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                               THREE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,           MARCH 31,
                                                             -------------------------------  --------------------
                                                               1993       1994       1995       1995       1996
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Net revenues...............................................  $   2,105  $   2,020  $   2,707  $     528  $   1,752
Cost of revenues...........................................      1,013      1,173      1,642        382        502
                                                             ---------  ---------  ---------  ---------  ---------
  Gross profit.............................................      1,092        847      1,065        146      1,250
                                                             ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Research and development.................................        906        971      1,010        195        517
  Sales and marketing......................................        794        392        879        191        396
  General and administrative...............................        325      1,031        681        199        211
                                                             ---------  ---------  ---------  ---------  ---------
    Total operating expenses...............................      2,025      2,394      2,570        585      1,124
                                                             ---------  ---------  ---------  ---------  ---------
      Operating income (loss)..............................       (933)    (1,547)    (1,505)      (439)       126
Interest expense...........................................        (15)      (447)      (923)      (223)       (50)
Interest income............................................         12         12          2          2         --
                                                             ---------  ---------  ---------  ---------  ---------
      Net income (loss)....................................  $    (936) $  (1,982) $  (2,426) $    (660) $      76
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Net income (loss) per share................................  $   (0.08) $   (0.16) $   (0.19) $   (0.05) $    0.01
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Shares used in per share calculation.......................     11,676     12,526     12,765     12,765     14,863
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.
                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                   NOTES
                                                             COMMON STOCK       RECEIVABLE
                                                         --------------------   FOR COMMON    ACCUMULATED
                                                          SHARES     AMOUNT        STOCK        DEFICIT       TOTAL
                                                         ---------  ---------  -------------  ------------  ---------
Balances, January 1, 1993..............................      8,549  $     743                  $     (671)  $      72
  Issuance of common stock for cash less issuance costs
   of $124.............................................      1,337      1,869                      --           1,869
  Issuance of warrants.................................     --              6                      --               6
  Issuance of common stock for cash upon exercise of
   options.............................................          3     --                          --          --
  Net loss.............................................     --         --                            (936)       (936)
                                                         ---------  ---------  -------------  ------------  ---------
Balances, December 31, 1993............................      9,889      2,618                      (1,607)      1,011
  Issuance of common stock.............................        580        822                      --             822
  Issuance of warrants.................................     --             10                      --              10
  Net loss.............................................     --         --                          (1,982)     (1,982)
                                                         ---------  ---------  -------------  ------------  ---------
Balances, December 31, 1994............................     10,469      3,450                      (3,589)       (139)
  Issuance of common stock.............................        741      1,235    $    (104)        --           1,131
  Issuance of warrants.................................     --              5                      --               5
  Net loss.............................................     --         --                          (2,426)     (2,426)
                                                         ---------  ---------  -------------  ------------  ---------
Balances, December 31, 1995............................     11,210      4,690         (104)        (6,015)     (1,429)
  Issuance of common stock.............................        472      1,967                      --           1,967
  Payment on notes receivable..........................                                104                        104
  Issuance of warrants.................................     --              2                      --               2
  Net income...........................................     --         --                              76          76
                                                         ---------  ---------  -------------  ------------  ---------
Balances, March 31, 1996 (unaudited)...................     11,682  $   6,659    $  --         $   (5,939)  $     720
                                                         ---------  ---------  -------------  ------------  ---------
                                                         ---------  ---------  -------------  ------------  ---------

   The accompanying notes are an integral part of these financial statements

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                   THREE MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,           MARCH 31,
                                                                 -------------------------------  --------------------
                                                                   1993       1994       1995       1995       1996
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)............................................  $    (936) $  (1,982) $  (2,426) $    (660) $      76
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
    Depreciation and amortization..............................         57         11         72         13         29
    Amortization of discount and financing costs...............     --            338        607        166     --
    Provision for doubtful accounts............................          9         55         40        (18)        34
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable...............        (29)      (247)      (191)        78       (942)
      (Increase) decrease in inventories.......................       (741)      (486)       163        (79)        58
      (Increase) decrease in other assets......................          9       (202)       349        211        (76)
      Increase (decrease) in accounts payable..................         (1)       418        266        181         16
      Increase (decrease) in accrued liabilities...............         28        144         (4)       (29)       128
      Increase (decrease) in customer deposits.................     --            224         46       (100)        56
                                                                 ---------  ---------  ---------  ---------  ---------
        Net cash used in operating activities..................     (1,604)    (1,727)    (1,078)      (237)      (621)
                                                                 ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Acquisition of property and equipment........................        (64)       (16)       (62)        (7)       (35)
  Issuance of note receivable..................................        (50)    --         --         --         --
                                                                 ---------  ---------  ---------  ---------  ---------
        Net cash used in investing activities..................       (114)       (16)       (62)        (7)       (35)
                                                                 ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Payments on capital lease obligations........................        (10)        (2)    --         --         --
  Payments on short-term borrowings............................       (119)    --           (782)    --            (34)
  Net proceeds from issuance of common stock and warrants......      1,875         22      1,136     --          1,969
  Proceeds from short-term borrowings..........................     --         --            827        154     --
  Payments on long-term debt...................................     --         --            (50)    --           (125)
  Proceeds from issuance of long term debt.....................     --          1,724     --             50     --
                                                                 ---------  ---------  ---------  ---------  ---------
        Net cash provided by financing activities..............      1,746      1,744      1,131        204      1,810
                                                                 ---------  ---------  ---------  ---------  ---------
          Net increase (decrease) in cash and cash
           equivalents.........................................         28          1         (9)       (40)     1,154
Cash and cash equivalents at beginning of period...............        103        131        132        132        123
                                                                 ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period.....................  $     131  $     132  $     123  $      92  $   1,277
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------
Supplemental schedule of cash flow information:
  Interest paid................................................  $      15  $       9  $      71  $       3  $      35
  Taxes paid...................................................  $       3  $       1  $       1  $  --      $       1
Supplemental schedule of noncash financing activities:
  Issuance of common stock in connection with notes payable....  $  --      $     811  $  --      $  --      $  --
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------
  Issuance of common stock and warrants in exchange for note
   receivable..................................................  $  --      $  --      $     104  $  --      $  --
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------
  Acquisition of equipment under capital lease.................  $  --      $  --      $  --      $  --      $      30
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

1.  NATURE OF OPERATIONS:
    Eclipse Surgical Technologies, Inc. (the Company) was founded in 1989 to develop, manufacture and market surgical lasers and accessories for the treatment of disease. Currently, the Company's emphasis is on development and manufacture of products used for transmyocardial revascularization (TMR), a cardiovascular procedure.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS:

    All highly liquid instruments purchased with an original maturity of three months or less are considered cash equivalents.

    INVENTORIES:

    Inventories are stated at the lower of cost (principally standard cost, which approximates actual cost on a first-in, first-out basis) or market value.

    FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and customer deposits approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the long-term debt obligations also approximates fair value.

    CERTAIN RISKS AND CONCENTRATIONS:

    The Company maintains its excess cash balance in a major U.S. bank. The Company has not experienced any losses on its deposits of cash and cash equivalents.

    The Company sells its products primarily to hospitals and other health care providers in North America, Europe and Asia. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Although the Company maintains allowances for potential credit losses that it believes to be adequate, a payment default on a significant sale could materially and adversely affect its operating results and financial condition.

    REVENUE RECOGNITION:

    The Company typically recognizes product sales upon receipt of purchase order and subsequent shipment of product. Where purchase orders allow customers an acceptance period, revenue is recognized upon acceptance.

    RESEARCH AND DEVELOPMENT:

    Research and development expenses are charged to operations as incurred.

    DEPRECIATION AND AMORTIZATION:

    Property and equipment are stated at cost and depreciated on a straight-line basis over their estimated useful lives of three to five years. Assets acquired under capital leases are amortized over the shorter of their

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.

                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:
estimated useful lives or the term of the related lease (generally three to five years). Amortization of leasehold improvements is based on the straight-line method over the shorter of the estimated useful life or the lease term.

    WARRANTIES:

    The Company's laser products are generally warranted for one year. The Company provides for estimated future costs of repair, replacement, or customer accommodations which are reflected in the accompanying financial statements.

    INCOME TAXES:

    The Company accounts for income taxes using the liability method under which deferred tax assets or liabilities are calculated at the balance sheet date using current tax laws and rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

    NET INCOME (LOSS) PER SHARE:

    Net income (loss) per share is computed using the weighted average number of shares of common stock outstanding and common stock equivalent shares. Common stock equivalent shares are included in the per share calculations where the effect of their inclusion would be dilutive. Dilutive common stock equivalent shares consist of stock options and warrants (using the treasury stock method in all periods presented). Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common stock equivalent shares issued by the Company during the twelve months preceding the initial offering date, using the treasury stock method and the assumed public offering price per share, have been included in the calculation of net income (loss) per share for all periods presented.

    RECENT PRONOUNCEMENTS:

    During October 1995, the Financial Accounting Standards Board issued Statement No. 123 (SFAS No. 123) "Accounting for Stock-Based Compensation" which establishes a fair value based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company is currently following the requirements of APB Opinion No. 25 "Accounting for Stock Issued to Employees" and plans to adopt SFAS No. 123 during 1996 utilizing the disclosure alternative.

    INTERIM FINANCIAL INFORMATION (UNAUDITED):

    The financial statements and related notes as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations in accordance with generally accepted accounting principles for the interim period. Results for interim periods are not necessarily indicative of results to be expected for the full fiscal year.

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.

                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

3.  INVENTORIES:
    Inventories consist of the following (IN THOUSANDS):

                                                                   DECEMBER 31,
                                                               --------------------
                                                                 1994       1995
                                                               ---------  ---------   MARCH 31,
                                                                                        1996
                                                                                     -----------
                                                                                     (UNAUDITED)
Raw materials................................................  $     221  $     287   $     156
Work in process..............................................        330        351         362
Finished goods...............................................      1,282      1,032       1,094
                                                               ---------  ---------  -----------
                                                               $   1,833  $   1,670   $   1,612
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------

4.  OTHER CURRENT ASSETS:
    Other current assets consists of the following (IN THOUSANDS):

                                                                       DECEMBER 31,
                                                                   --------------------
                                                                     1994       1995
                                                                   ---------  ---------  MARCH 31, 1996
                                                                                         ---------------
                                                                                           (UNAUDITED)
Prepaid expenses.................................................  $  --      $  --         $      59
Receivable from related party....................................        252         14            16
Other............................................................        111     --            --
                                                                   ---------  ---------           ---
                                                                   $     363  $      14     $      75
                                                                   ---------  ---------           ---
                                                                   ---------  ---------           ---

5.  PROPERTY AND EQUIPMENT:
    Property and equipment consists of the following (IN THOUSANDS):

                                                                     DECEMBER 31,
                                                                 --------------------
                                                                   1994       1995
                                                                 ---------  ---------    MARCH 31,
                                                                                           1996
                                                                                       -------------
                                                                                        (UNAUDITED)
Computers and equipment........................................  $     129  $     142    $     207
Manufacturing and demonstration equipment......................        152        196          196
Leasehold improvements.........................................         23         28           28
                                                                 ---------  ---------        -----
                                                                       304        366          431
Less accumulated depreciation and amortization.................       (196)      (268)        (296)
                                                                 ---------  ---------        -----
                                                                 $     108  $      98    $     135
                                                                 ---------  ---------        -----
                                                                 ---------  ---------        -----

    Property and equipment includes equipment under capital leases as follows (IN THOUSANDS):

                                                                       DECEMBER 31,
                                                                   --------------------
                                                                     1994       1995
                                                                   ---------  ---------    MARCH 31,
                                                                                             1996
                                                                                         -------------
                                                                                          (UNAUDITED)
Cost.............................................................  $      42  $      42    $      72
Less accumulated amortization....................................        (42)       (42)         (42)
                                                                   ---------  ---------        -----
                                                                   $  --      $  --      $        30
                                                                   ---------  ---------        -----
                                                                   ---------  ---------        -----

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.

                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

6.  ACCRUED LIABILITIES:
    Accrued liabilities consists of the following (IN THOUSANDS):

                                                                       DECEMBER 31,
                                                                   --------------------
                                                                     1994       1995
                                                                   ---------  ---------    MARCH 31,
                                                                                             1996
                                                                                         -------------
                                                                                          (UNAUDITED)
Accrued commissions payable......................................  $      47  $     120    $     200
Accrued warranty.................................................         30         60           65
Accrued interest.................................................        104        249          262
Other............................................................        370        118          159
                                                                   ---------  ---------        -----
                                                                   $     551  $     547    $     686
                                                                   ---------  ---------        -----
                                                                   ---------  ---------        -----

7.  SHORT-TERM BORROWINGS:
    In April 1995, the Company entered into a note payable with a financing company for $50,000, with interest at 2% per month on the average daily outstanding balance. Principal and interest payments are due monthly commencing in May 1995 and terminating in August 1995. In July 1995, the Company amended the note which resulted in renewing the terms through March 28, 1996. The total balance outstanding on December 31, 1995 is $39,375.

    In March 1995, the Company entered into a factoring agreement that allows for borrowings up to 80% of eligible accounts receivable, not to exceed $400,000. The factoring agreement is collateralized by substantially all of the assets of the Company. Interest at 2% per month on the average outstanding balance is charged monthly. Payments are made against the line of credit by applying payments from the accounts receivable that have been collateralized to the outstanding balance. During the year ended December 31, 1995, the maximum amount drawn against the line was $201,158. The balance outstanding as of December 31, 1995 and March 31, 1996 was $5,752 and none, respectively.

    In February 1995, the Company entered into a note payable with a distributor for $50,000 at 8% interest per annum. Principal and interest were paid in full in December 1995.

8.  LONG-TERM DEBT:
    Debt consists of the following (IN THOUSANDS):

                                                                   DECEMBER 31,
                                                               --------------------
                                                                 1994       1995
                                                               ---------  ---------   MARCH 31,
                                                                                        1996
                                                                                     -----------
                                                                                     (UNAUDITED)
Notes payable................................................  $   1,859  $   1,809   $   1,684
Capital lease obligations....................................     --         --              30
                                                               ---------  ---------  -----------
                                                                   1,859      1,809       1,714
Less unamortized discount on notes payable...................       (524)    --          --
                                                               ---------  ---------  -----------
Total debt...................................................      1,335      1,809       1,714
Less current portion.........................................       (326)    (1,809)     (1,691)
                                                               ---------  ---------  -----------
                                                               $   1,009  $  --       $      23
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------

    The Company leases certain office equipment under a capital lease which expires in January 2001.

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.

                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

8.  LONG-TERM DEBT, CONTINUED:
    During February through June 1994, the Company entered into promissory notes for $1,008,974. The notes bear interest at 6% per annum and the maturity has been extended through December 31, 1996. In connection with these notes, the Company issued warrants to the debt holders to purchase an aggregate of 177,996 shares of common stock at $2.15 per share. The warrants expire in 1999.

    During May through July 1994, the Company entered into promissory notes totaling $798,738. The promissory notes comprised units, each of which includes a $50,000 note payable bearing interest at 10% due in November 1995; 33,333 shares of common stock and 33,333 warrants at an exercise price of $1.67 per share. In addition, a $50,000 loan entered into in January 1994, with a member of the Company's Board of Directors, was converted into a unit with a $50,000 note payable, 33,333 shares of common stock and 33,333 warrants.

    The shares and warrants issued in connection with the promissory notes were determined to have a fair market value of $811,006, which has been charged to discount on notes payable. The discount has been amortized as a charge to interest expense on a straight line basis over a 17-month term. For the years ended December 31, 1994 and 1995, the Company recorded interest expense of $286,237 and $524,769, respectively.

    Costs associated with promissory notes issued by the Company in the amount of $135,000 were also amortized to interest expense on a straight line basis over the 17 month term of the notes. For the years ended December 31, 1994 and 1995, $52,000 and $83,000 of these costs had been charged to interest expense, respectively.

    In March 1996, the Company issued warrants at an exercise price of $4.17 per share to note holders who agreed to extend the term of the notes through December 31, 1996. A total of 46,884 warrants were issued. At March 31, 1996, $375,000 of the notes were in default as the holders did not accept these terms.

9.  COMMITMENTS AND CONTINGENCIES:
    The Company entered into a lease agreement for office facilities in February 1992. It was amended in November 1994 to include additional space for a total of approximately 17,700 square feet, and to extend the lease term through March 1998. The minimum future rental payments are (in thousands):

YEAR ENDED DECEMBER 31,
- ------------------------------------------------------------------
1996..............................................................  $     138
1997..............................................................        154
1998..............................................................         40

    Rent expense was approximately $66,000, $92,000 and $139,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $36,000 and $35,000 for the three month periods ended March 31, 1995 and 1996, respectively.

    The Company is engaged in certain legal and administrative proceedings incidental to its normal business activities. While it is not possible to determine the ultimate outcome of these actions at this time, management believes that any liabilities resulting from such proceedings, or claims which are pending or known to be threatened, will not have a material adverse effect on the Company's financial position or results of operations.

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.

                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

10. SHAREHOLDERS' EQUITY:

    COMMON STOCK:

    Under certain circumstances, the Company has right of first refusal to purchase common stock from selling shareholders.

    In April 1996, the Board of Directors authorized a three-for-one stock split. Management has retroactively applied the effect of the stock split for all periods presented.

    WARRANTS:

    At December 31, 1995, warrants were outstanding to purchase a total of 1,124,754 shares of common stock at exercise prices ranging from $1.67 to $2.15. The warrants, which were issued in connection with various debt and equity financings, are exercisable and terminate upon the earlier of eleven months to five years from the effective grant date, a merger or sale of all or substantially all of the Company's assets to a noncontrolling entity, or certain other conditions. At December 31, 1995, the Company had reserved for issuance under these warrants 1,124,754 shares of common stock. During the years ended December 31, 1994 and 1995 and the three month period ended March 31, 1996, no warrants were exercised.

    STOCK OPTION PLAN:

    In January 1991 and as amended in October 1991 and August 1994, the Company adopted the Dual Stock Option Plan, which includes the Employee Program under which incentive and nonstatutory options may be granted to employees and the Consultants Program, under which nonstatutory options may be granted to consultants of the Company. As of March 31, 1996, the Company had reserved for issuance under this plan a total of 3,000,000 shares of common stock. Under the plan, options may be granted at prices not less than 85% of the fair market value at the date of grant for nonstatutory options and not less than fair market value for incentive options (110% of fair market value for options granted to 10% shareholders), as determined by the Board of Directors. Under the Dual Stock Option Plan, options generally vest over a period of three years and expire ten years from date of grant (five years for options granted to 10% shareholders). No shares of common stock issued under the plan are subject to repurchase.

    DIRECTOR STOCK OPTION PLAN:

    In August 1994, the Company adopted the Directors Stock Option Plan which provides for the grant of nonstatutory options to directors who are not officers or employees of the Company. As of March 31, 1996, the Company had reserved for issuance under this plan 450,000 shares of common stock. Under this plan, options are granted at the trading price of the common stock at the date of grant. Options generally vest over twelve months and expire ten years from date of grant. No shares of common stock issued under the plan are subject to repurchase.

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.

                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

10. SHAREHOLDERS' EQUITY, CONTINUED:
    Option activity under both plans is as follows (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS):

                                                                         OUTSTANDING OPTIONS
                                                     SHARES     -------------------------------------
                                                    AVAILABLE    NUMBER OF     PRICE PER
                                                    FOR GRANT     SHARES         SHARE        TOTAL
                                                   -----------  -----------  -------------  ---------
Balance, January 1, 1993.........................         256          507    $0.02-$2.15   $     349
  Options granted................................        (140)         140    $1.43-$2.15         259
  Options exercised..............................      --               (3)      $0.02         --
  Options canceled...............................          29          (29)   $1.43-$2.15         (63)
                                                   -----------       -----                  ---------
Balance, December 31, 1993.......................         145          615    $0.02-$2.15         545
  Shares reserved................................       1,482       --                         --
  Options granted................................        (670)         670       $1.43            960
  Options canceled...............................          49          (49)   $1.43-$2.15         (71)
                                                   -----------       -----                  ---------
Balance, December 31, 1994.......................       1,006        1,236    $0.02-$2.15       1,434
  Shares reserved................................       1,200       --                         --
  Options granted................................      (1,308)       1,308       $1.67          2,180
  Options canceled...............................           4           (4)   $1.43-$2.15          (6)
                                                   -----------       -----                  ---------
Balance, December 31, 1995.......................         902        2,540    $0.02-$2.15       3,608
  Options granted................................        (112)         112       $4.17            466
                                                   -----------       -----                  ---------
Balances, March 31, 1996 (UNAUDITED).............         790        2,652    $0.02-$4.17   $   4,074
                                                   -----------       -----                  ---------
                                                   -----------       -----                  ---------

    At December 31, 1995, options to purchase 1,241,646 shares of common stock were exercisable.

11. INCOME TAXES:
    The components of the net deferred tax asset were as follows (IN THOUSANDS):

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1994       1995
                                                                           ---------  ---------
Net operating losses.....................................................  $   1,323  $   1,639
Research and development credits.........................................        247        291
Reserves.................................................................         31         75
Accrued liabilities......................................................         30         62
                                                                           ---------  ---------
      Net deferred asset.................................................      1,631      2,067
Less valuation allowance.................................................     (1,631)    (2,067)
                                                                           ---------  ---------
                                                                           $  --      $  --
                                                                           ---------  ---------
                                                                           ---------  ---------

    The Company has established a valuation allowance to the extent of its deferred tax asset since it is not certain that a benefit can be realized in the future due to the Company's recurring operating losses.

    The change in the valuation allowance was $523,000, $828,000, and $436,000 in 1993, 1994, and 1995, respectively.

    The noncurrent portion of the deferred tax assets, which totaled $1,570,000 and $1,930,000 at December 31, 1994 and 1995, respectively, are included above.

    At December 31, 1995, the Company  had federal and state net operating  loss
carryforwards   of  approximately   $4,300,000  and   $2,700,000,  respectively,
available to offset future regular and alternative minimum

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.

                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

11. INCOME TAXES, CONTINUED:
taxable income. In addition, the Company had federal and state research and development credit carryforwards of approximately $205,000 and $86,000 available to offset future tax liabilities. The Company's net operating loss carryforwards, as well as credit carryforwards, expire in 2002 through 2010, if not utilized.

    The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company.The Company believes that the sale of common stock in this public offering (see Note 14) will result in an ownership change which could restrict the utilization of the carryforwards.

12. MAJOR CUSTOMERS:
    In 1993 sales to one customer amounted to 11.9% of net revenues. In 1994, there were no sales to one customer which amounted to greater than 10% of net revenues. Sales to two customers amounted to 10% each of net revenues in 1995. For the three months ended March 31, 1995 sales to three customers amounted to 13%, 16%, and 23% of net revenues. For the three months ended March 31, 1996, sales to three different customers amounted to 17% of net revenues each, and sales to one additional customer amounted to 26% of net revenues.

    Export sales accounted for approximately 3.2%, 16.9% and 20% of net sales for the years ended December 31, 1993, 1994 and 1995, respectively. For the three months ended March 31, 1995 and 1996, export sales accounted for approximately 41% and 8% of net sales, respectively.

13. RELATED PARTY TRANSACTIONS:
    In 1993, the Company decided not to pursue an opportunity to design, manufacture and distribute low price balloon angioplasty catheters. The Company therefore caused the formation of Atlantis Catheter Company, Inc. (Atlantis). The Company purchased 500,000 shares of Atlantis common stock and warrants to purchase 4,500,000 additional shares of common stock for a total of $14,500. These shares and warrants were distributed to the Company's shareholders as a dividend in 1994, causing the Company's president to become the principal beneficial shareholder of Atlantis. The president is also an outside director of Atlantis. At December 31, 1995, 51.1% of Atlantis shares were held by the Company's shareholders.

    During 1994, the Company advanced Atlantis a total of $629,017 for facilities and other operating expenses. The advanced funds were reimbursed periodically by Atlantis, with a total $251,962 outstanding at December 31, 1994, and $14,000 outstanding at December 31, 1995. As of December 31, 1995, the funds advanced by the Company to Atlantis pertain only to rent and other facilities charges generated by the shared facilities of the two companies.

    In February 1996, Atlantis was acquired by Biocompatibles International plc (Biocompatibles), a publicly traded company, at which time Eclipse shareholders held less than 5% of Biocompatible's outstanding common stock.

    During 1995, the Company borrowed an aggregate of $100,000 from one director pursuant to notes payable bearing interest at 10% per annum. These notes were repaid in full during the year.

14. SUBSEQUENT EVENTS (UNAUDITED):
    In April 1996, the Board of Directors approved the filing of a registration statement by the Company with the SEC covering the proposed sale of shares of its common stock to the public (the Offering).

    In April 1996, the Board of Directors approved the following:

    1. Amendments to the Company's Amended and Restated Articles of Incorporation to increase the authorized shares of Common Stock from 45,000,000 to 50,000,000 and effect a three-for-one stock

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.

                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

14. SUBSEQUENT EVENTS (UNAUDITED):, continued:
       split of the outstanding Common Stock. All common and common equivalent shares and per share amounts in these financial statements have been adjusted retroactively to give effect to the stock split

    2. The amendment and restatement of the Company's Stock Option Plan to increase the aggregate number of shares of Common Stock reserved for issuance under the Plan to 4,000,000 shares (post-split) and to extend the term of the Plan through March 2006.

    3. The amendment and restatement of the Company's Director Stock Option Plan to decrease the aggregate number of shares of Common Stock reserved for issuance under the Plan to 200,000 shares (post-split) and to extend the term of the Plan through March 2006.

    4. The adoption of a 1996 Employee Stock Purchase Plan upon the closing of the Company's initial public offering and the reservation of a total of 250,000 shares of the Company's Common Stock. Under the purchase plan, employees may purchase Common Stock at the lower of 85% of the fair market value of the Common Stock at the beginning or end of each offering period.

                                                                                               The Eclipse TMR
                                                                                               2000 system
                                                                                               generates laser
                                                                                               light of a
                                                                                               2-micron
                                                                                               wavelength by
                                                                                               photoelectric
                                                                                               excitation of a
                                                                                               solid state
                                                                                               holmium crystal.
                                                                                               The holmium laser
                                                                                               is compact,
                                                                                               reliable and has
                                                                                               low maintenance
                      [Photograph of Eclipse TMR 2000 system and nurse]                        requirements.

   [Photograph of slender optical fiber]           [Photograph of surgical tools]

Flexible, lightweight and slender optical     The Company offers a broad range of
fibers shown above are used to deliver the    surgical tool options for the individual
laser energy to the patient. Eclipse TMR      tactile preferences of the surgeon and
products are designed to give the surgeon     solutions for the different geometry of
access to difficult to reach areas and        each patient's heart cavity.
greater visualization of the surgical field.

- ------------------------------------------------
                                ------------------------------------------------
- ------------------------------------------------
                                ------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                              -------------------

                               TABLE OF CONTENTS


                                                         PAGE
                                                      -----------
Prospectus Summary..................................           3
Risk Factors........................................           6
Use of Proceeds.....................................          14
Dividend Policy.....................................          14
Capitalization......................................          15
Dilution............................................          16
Selected Financial Data.............................          17
Management's Discussion and Analysis of Financial
 Condition and Results of Operations................          18
Business............................................          21
Management..........................................          34
Certain Transactions................................          41
Principal Shareholders..............................          42
Description of Capital Stock........................          43
Shares Eligible for Future Sale.....................          45
Underwriting........................................          46
Legal Matters.......................................          47
Experts.............................................          47
Additional Information..............................          47
Index to Financial Statements.......................         F-1


                              -------------------

    UNTIL           , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                4,000,000 SHARES

                                     [LOGO]

                                ECLIPSE SURGICAL
                               TECHNOLOGIES, INC.

                                  COMMON STOCK

                               -----------------

                              P R O S P E C T U S
                               -----------------

                            PAINEWEBBER INCORPORATED
                            DEUTSCHE MORGAN GRENFELL
                           JEFFERIES & COMPANY, INC.

                                  ------------

                                  MAY   , 1996

- ------------------------------------------------
                                ------------------------------------------------
- ------------------------------------------------
                                ------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of the Common Stock being registered hereby. All amounts are estimated except the SEC registration fee and the NASD filing fee.

SEC Registration Fee....................................................  $  23,794
NASD Filing Fee.........................................................      7,400
Nasdaq Listing Fee......................................................     50,000
Directors' and Officers' Insurance......................................    425,000
Printing and Engraving Expenses.........................................    150,000
Legal Fees and Expenses.................................................    250,000
Accounting Fees and Expenses............................................    125,000
Blue Sky Fees and Expenses..............................................     20,000
Transfer Agent and Registrar Fees and Expenses..........................      7,500
Miscellaneous...........................................................     41,306
                                                                          ---------
  Total.................................................................  $1,100,000
                                                                          ---------
                                                                          ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article IV of the Registrant's Restated Articles of Incorporation (Exhibit 3.1) and Article V of the
Registrant's Amended and Restated Bylaws (Exhibit 3.2 hereto) provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its officers and directors. Reference is also made to Section 6 of the Underwriting Agreement (Exhibit 1.1 hereto) which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1, 1993, the Registrant has issued and sold the unregistered securities described below. Except as described below there were no underwriters involved in the transactions, all transactions were for cash and there were no underwriting discounts or commissions paid in connection therewith. The Registrant relied on the exemption provided under Section 4(2) of the Securities Act for each such issuance and, in the case of exercise of options, the Registrant also relied on the exemption provided by Rule 701 promulgated under the Securities Act. The purchasers of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the certificates for the securities issued in such transactions.

    1. Between November 20, 1993 and March 31, 1996, the Company sold 5,244 shares of its Common Stock to 2 employees pursuant to the exercise of stock options under its Stock Option Plan for an aggregate cash consideration of $332.44.

    2. Between January and October 1993, 166,610 shares of Common Stock were issued to eight investors for aggregate proceeds of $316,620.

    3. Between May and October 1993, the Company issued an aggregate of 1,170,003 shares of Common Stock to 29 investors for aggregate consideration of $1,675,000. EGS Securities Corp. ("EGS") acted as the placement agent in connection with the offering and received an underwriting commission of $117,250, plus expense reimbursements of $6,500. An agreement between EGS and the Company also provided for the issuance to EGS for no additional consideration of  a  warrant  to  purchase  20%  of  the  number  of  shares  of

Common Stock sold in the offering. EGS later agreed to reduce its entitlement to 14% of the number of shares of Common Stock sold. It transferred this right to six affiliated individuals to whom the Company issued, for $.03 per underlying share, warrants to purchase 163,797 shares for proceeds of $4,690. The Company then offered the balance of the warrants intended to be issued to EGS to shareholders participating in the offering at $.03 per share. Warrants to purchase an additional 68,931 shares of Common Stock were issued and sold to 28 of such subscribers for proceeds of $1,974.

    4. Between February and June 1994, the Company issued an aggregate of $1,008,974 of 6% Promissory Notes to five investors and warrants to purchase an aggregate of 177,996 shares of Common Stock to nine investors for aggregate consideration of $10,193.

    5. Between May and July 1994, the Company issued an aggregate of $848,738 of 10% Promissory Notes, 565,830 shares of Common Stock and warrants to purchase 565,830 shares of Common Stock to 27 investors. Westfield Financial Services acted as placement agent and was paid underwriting commissions of $79,874, plus expense reimbursements of $55,126 in connection with such offering.

    6. In October 1995, the Company issued and sold an aggregate of 741,000 shares of Common Stock and warrants to purchase a further 148,200 shares of Common Stock to 19 investors for aggregate consideration of $1,239,940.

    7. In March 1996, the Company issued and sold an aggregate of 472,200 shares of Common Stock to 31 investors for $1,967,500. The Company also issued warrants to purchase a further 46,884 shares of Common Stock for total proceeds of $1,563 to 19 investors to defer $1,307,711 of indebtedness.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

    The following is a list of all the exhibits, financial statements and schedules filed as part of this Registration Statement:


  EXHIBIT
   NUMBER                                                   DESCRIPTION
- ------------  -------------------------------------------------------------------------------------------------------
       1.1*   Form of Underwriting Agreement among the Underwriters and Registrant.
       3.1*   Certificate of Amendment and Restated Articles of Incorporation of Registrant.
       3.2    Amended and Restated Bylaws of Registrant.
       4.1    [not used].
       4.2*   Form of Warrant issued in July 1993.
       4.3*   Form of Warrant issued in February 1994.
       4.4*   Form of Warrant issued in May 1994.
       4.5*   Form of Warrant issued in October 1995.
       4.6*   Form of Warrant issued in March 1996.
       5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
      10.1*   Form of Director and Officer Indemnification Agreement.
      10.2*   Stock Option Plan.
      10.3*   Director Stock Option Plan.
      10.4*   1996 Employee Stock Purchase Plan.
      10.5*   Facilities Lease for 1049 Kiel Court, Sunnyvale, California.
      11.1*   Statement re: Computation of Net Income (Loss) Per Share.
      23.1    Consent of Coopers & Lybrand L.L.P. (see page II-5)
      23.2    Consent of Wilson Sonsini Goodrich & Rosati, P.C., counsel to Registrant (included in Exhibit 5.1).
      23.3*   Consent of Owen, Wickersham & Erickson, intellectual property counsel to Registrant.
      24.1*   Power of Attorney (see page II-4).


- ------------------------
*   Previously filed.

(B) FINANCIAL STATEMENT SCHEDULES

    Schedule II -- Valuation and Qualifying Accounts and Reserves

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to provide to the Underwriters at the Closing, as specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement (No. 333-03770) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on May 29, 1996.


                                          ECLIPSE SURGICAL TECHNOLOGIES, INC.


                                           By: __/s/ DOUGLAS MURPHY-CHUTORIAN,
                                                          M.D.__
                                               Douglas Murphy-Chutorian, M.D.
                                                CHAIRMAN AND CHIEF EXECUTIVE
                                                         OFFICER



    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



                      SIGNATURE                                          TITLE                         DATE
- ------------------------------------------------------  ---------------------------------------  ----------------

          /s/ DOUGLAS MURPHY-CHUTORIAN, M.D.            Chairman and Chief Executive Officer
            Douglas Murphy-Chutorian, M.D.               (Principal Executive Officer)             May 29, 1996

             /s/ RICHARD L. MUELLER JR.*                President, Chief Operating Officer and
                Richard L. Mueller Jr.                   Director                                  May 29, 1996

                                                        Chief Financial Officer
               /s/ BARBARA A. DREBLOW*                   (Principal Accounting and Financial       May 29, 1996
                  Barbara A. Dreblow                     Officer)

               /s/ ROBERT L. MORTENSEN*
                 Robert L. Mortensen                    Director                                   May 29, 1996

                 /s/ IAIN M. WATSON*
                    Iain M. Watson                      Director                                   May 29, 1996

        *By /s/ DOUGLAS MURPHY-CHUTORIAN, M.D.
            Douglas Murphy-Chutorian, M.D.
                  (ATTORNEY-IN-FACT)

                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the inclusion in the Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-03770) to our reports dated March 29, 1996 on our audits of the financial statements and financial statement schedule of Eclipse Surgical Technologies, Inc. as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement.


                                          COOPERS & LYBRAND L.L.P.


San Jose, California
May 29, 1996

                                                                     SCHEDULE II

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                 (IN THOUSANDS)

                                                                BALANCE AT
                                                               BEGINNING OF                                        BALANCE AT
                                                                  PERIOD       ADDITIONS (1)    DEDUCTIONS (2)    END OF PERIOD
                                                               -------------  ---------------  -----------------  -------------
Year ended December 31, 1993:
  Allowance for doubtful accounts............................    $      20       $       9         $      24        $       5

Year ended December 31, 1994:
  Allowance for doubtful accounts............................    $       5       $      55         $      --        $      60

Year ended December 31, 1995:
  Allowance for doubtful accounts............................    $      60       $      40         $      71        $      29

- ------------------------
(1) Charged to costs and expenses.

(2) Accounts written off against the reserve.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

    In connection with our audits of the financial statements of Eclipse Surgical Technologies, Inc. as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, which financial statements are included in this Registration Statement, we have also audited the financial statement schedule listed in Item 16b herein.

    In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.


San Jose, California
March 29, 1996

                                 EXHIBIT INDEX


                                                                                                         SEQUENTIALLY
EXHIBIT NO.                                         DESCRIPTION                                          NUMBERED PAGE
- -----------  ------------------------------------------------------------------------------------------  -------------
      1.1*   Form of Underwriting Agreement among the Underwriters and Registrant......................
      3.1*   Certificate of Amendment and Restated Articles of Incorporation of Registrant.............
      3.2    Amended and Restated Bylaws of Registrant.................................................
      4.1    [not used]................................................................................
      4.2*   Form of Warrant issued in July 1993.......................................................
      4.3*   Form of Warrant issued in February 1994...................................................
      4.4*   Form of Warrant issued in May 1994........................................................
      4.5*   Form of Warrant issued in October 1995....................................................
      4.6    Form of Warrant issued in March 1996......................................................
      5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, P.C..........................................
     10.1*   Form of Director and Officer Indemnification Agreement....................................
     10.2*   Stock Option Plan.........................................................................
     10.3*   Director Stock Option Plan................................................................
     10.4*   1996 Employee Stock Purchase Plan.........................................................
     10.5*   Facilities Lease for 1049 Kiel Court, Sunnyvale, California...............................
     11.1*   Statement re: Computation of Net Income (Loss) Per Share..................................
     23.1    Consent of Coopers & Lybrand L.L.P. (see page II-5).......................................
     23.2    Consent of Wilson Sonsini Goodrich & Rosati, P.C., counsel to Registrant (included in
             Exhibit 5.1)..............................................................................
     23.3*   Consent of Owen, Wickersham & Erickson, intellectual property counsel to Registrant.......
     24.1*   Power of Attorney (see page II-4).........................................................


- ------------------------
*   Previously filed.

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